                                                                   EXHIBIT 10.10

                              PARTNERSHIP AGREEMENT

                                       OF

                             MAGIC JOHNSON THEATRES












Dated: As of March 31, 1994

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                                TABLE OF CONTENTS
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ARTICLE 1         DEFINITIONS........................................................      1


ARTICLE 2         FORMATION..........................................................      5


ARTICLE 3         NAME AND PLACE OF BUSINESS; NUMBER.................................      5
                  3.1.     Name......................................................      5
                  3.2.     Registration and Use of Name..............................      5
                  3.3.     Principal Place of Business...............................      6
                  3.4.     Number....................................................      6


ARTICLE 4         PURPOSES...........................................................      6
                  4.1.     Purpose...................................................      6


ARTICLE 5         TERM...............................................................      7


ARTICLE 6         CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS; CAPITAL
                  ACCOUNTS; WITHDRAWAL FROM ACCOUNTS.................................      7
                  6.1.     Contributions.............................................      7
                  6.2.     Non-Assumption of Liabilities.............................      8
                  6.3.     Expenses Reimbursable to JDC..............................      8
                  6.4.     Use of Capital............................................      8
                  6.5.     Percentage Interests......................................      8
                  6.6.     Capital Accounts..........................................      8
                  6.7.     Withdrawal................................................      9


ARTICLE 7         CAPITAL EXPENDITURE COMMITMENT AND FUND............................      9
                  7.1.     Capital Expenditure Fund..................................      9
                  7.2.     Security Interest.........................................      9

ARTICLE 8         REPRESENTATIONS AND WARRANTIES OF S&J..............................     10
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                                        i
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ARTICLE 9         REPRESENTATIONS AND WARRANTIES OF JDC..............................    10


ARTICLE 10        TAXES..............................................................    10
                  10.1.    Tax Allocations:  Code Section 704(c).....................    10
                  10.2.    Tax Elections.............................................    10
                  10.3.    Tax Matters Partner.......................................    11
                  10.4.    Preparation of Tax Returns................................    11


ARTICLE 11        DISTRIBUTIONS......................................................    11
                  11.1.    Distributions.............................................    11
                  11.2.    Distributions in Kind.....................................    11


ARTICLE 12        MANAGEMENT.........................................................    12
                  12.1.    Authority.................................................    12
                  12.2.    Members of the Management Committee and Voting............    12
                  12.3.    Actions Requiring Approval of the Management Committee....    12
                  12.4.    Guaranties................................................    13
                  12.5.    Timely Performance........................................    13
                  12.6.    Procedures................................................    13


ARTICLE 13        S&J'S RESPONSIBILITIES.............................................    14
                  13.1.    [OMITTED].................................................    14
                  13.2.    Delegation of Duties......................................    14
                  13.3.    S&J's Duties and Powers...................................    14
                  13.4.    Conflicts of Interest.....................................    18
                  13.5.    Books, Records and Reports................................    18
                  13.6.    Compensation..............................................    19
                  13.7.    Indemnification...........................................    19
                  13.8.    Employment of Affiliates, etc.............................    20
                  13.9.    S&J's Film Buying Duties and Powers.......................    20
                  13.10.   Conflicts of Interest.....................................    21
                  13.11.   Compensation..............................................    22
                  13.12.   Discontinuance of S&J Services............................    23


ARTICLE 14        JDC'S RESPONSIBILITIES.............................................    23
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                                       ii
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                  14.1.    (OMITTED).................................................    23
                  14.2.    JDC's Duties and Powers...................................    23
                  14.3.    Compensation..............................................    24
                  14.4.    Cooperation of S&J........................................    25
                  14.5.    Indemnification...........................................    25


ARTICLE 15        ADDITIONAL AGREEMENTS..............................................    25
                  15.1.    Non-Competition...........................................    25
                  15.2.    Restrictions on the S&J Partner...........................    27
                  15.3.    Restrictions on JDC and the JDC Group.....................    27
                  15.4.    Restrictions on the Partnership...........................    27
                  15.5.    Cessation of Restrictions.................................    27
                  15.6.    Refusal to Operate........................................    27
                  15.7.    Lease Renewals............................................    28
                  15.8.    Tax Year; Fiscal Year.....................................    29
                  15.9.    Accountant................................................    29
                  15.10.   Transfer Taxes............................................    29


ARTICLE 16        OPERATING ACCOUNTS AND PAYMENTS OF EXPENSES........................    29
                  16.1.    Operating Accounts........................................    29
                  16.2.    Payment of Expenses.......................................    30
                  16.3.    Budgets...................................................    31


ARTICLE 17        TRANSFER OF PARTNERSHIP INTERESTS..................................    32
                  17.1.    Prohibited Transfers......................................    32
                  17.2.    Permitted Transfers.......................................    33
                  17.3.    Sale of Partnership Interest..............................    33
                  17.4.    Transfer Agreements.......................................    34
                  17.5.    Effective Date of Transfers...............................    34
                  17.6.    Conditions Applicable to All Transfers....................    34
                  17.7.    Acceleration of Capital Expenditure Loans.................    35


ARTICLE 18        VOLUNTARY TERMINATION OF PARTNERSHIP...............................    35
                  18.1.    Appointment of Appraiser(s)...............................    35
                  18.2.    Qualifications of Appraiser(s)............................    35
                  18.3.    Conditions Applicable to All Transfers....................    37
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                                       iii
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ARTICLE 19        INDEMNITY..........................................................    37
                  19.1.    JDC Indemnity.............................................    37
                  19.2.    S&J Indemnity.............................................    37
                  19.3.    Partnership Indemnification...............................    38
                  19.4.    Procedure for Indemnification.............................    38

ARTICLE 20        NOTICES............................................................    39


ARTICLE 21        MISCELLANEOUS......................................................    40
                  21.1.    Amendment or Termination..................................    40
                  21.2.    No Third Party Beneficiaries..............................    40
                  21.3.    No Waiver.................................................    40
                  21.4.    Rights and Remedies.......................................    41
                  21.5.    Integration...............................................    41
                  21.6.    Partial Invalidity........................................    41
                  21.7.    Governing Law.............................................    41
                  21.8.    Counterparts..............................................    41
                  21.9.    Successors and Assigns....................................    42
                  21.10.   Disposition of Documents..................................    42
                  21.11.   Table of Contents, Article and Section Headings...........    42
                  21.12.   Guaranties................................................    42


ARTICLE 22        DISPUTE RESOLUTION.................................................    42
                  22.1.    Binding Arbitration.......................................    42
                  22.2.    Arbitrator/Place of Arbitration...........................    42
                  22.3.    Arbitration Procedures....................................    43
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                                       iv
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                                                                              PAGE
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EXHIBITS
A - License Agreement......................................................   Section 3.2

B - Representations and Warranties of S&J..................................   Article 8

C - Representations and Warranties of JDC..................................   Article 8

D - Guaranty by Earvin Johnson, Jr.........................................   Section 21.12

E - Guaranty by SPE........................................................   Section 21.12
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                                        v

                              PARTNERSHIP AGREEMENT

                                       OF

                             MAGIC JOHNSON THEATRES

                  PARTNERSHIP AGREEMENT, dated as of March 31, 1994, between S&J Theatres, Inc., a corporation organized and existing under the laws of the State of California, having an office at 711 Fifth Avenue, New York, New York 10022 ("S&J") and Johnson Development Corporation, a corporation organized and existing under the laws of the State of California having an office at 9100 Wilshire Boulevard, Suite 1000 West, Beverly Hills, California 90212 ("JDC").

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

                  1.1. The following terms shall have the meanings assigned to them below. Certain terms are defined elsewhere in this Agreement.

                  "Accountant" - Section 15.9.


                  "Affiliate" - With reference to a specified person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person.

                  "Agreement" - This Partnership Agreement, as it may be amended from time to time.

                  "Annual Operating Budget" - Section 16.3.(b).

                  "Approved Budget" - The Approved Capital Budget and/or the Approved Operating Budget as may be applicable.

                  "Booking Management Activities" - Section 13.9.(a).

                  "Capital Account" - Section 6.6.

                  "Capital Budget" - Section 16.3.(a).

                  "Capital Contributions" - The amount of cash contributed by each Partner to the Partnership or in the event such contribution is goods or services, the fair market value of such goods and services as may mutually be agreed upon in writing by the Management Committee.

                  "Capital Expenditure Commitment" - Section 7.1.(a).

                  "Capital Expenditure Loan" - Section 7.1.(a).

                  "Cash Flow" - In respect of any Theatre Property (other than a Theatre Property managed by the Partnership) shall mean (a) total operating revenue derived from Theatre Property during the period in question from (i) the sale of admission tickets and concession items, (ii) the rental or sale of home video materials, (iii) the rental of the Theatre Property, (iv) the operation of vending and gaming machines, (v) pay telephones, and (vi) any other source (excluding borrowings, refinancings and extraordinary or nonrecurring items or revenue attributable to the sale of fixtures, equipment, capital assets or operating leases) minus (b) the sum of the following: (i) cost of sales including film expenses, direct advertising expenses and concession purchases, and (ii) all direct operating expenses of the Theatre Property (including signs and marquees) including, without limitation, labor; employee benefits; security; utilities (including, without limitation, sewer rent and water charges), supplies and services; premiums for insurance; bank collection and deposit charges; marketing costs at the Theatre level of group sales; cost of obtaining and maintaining operating licenses and fees; manager's awards; direct Theatre special event expenses; real property Taxes, sales, income, payroll, miscellaneous and franchise Taxes; maintenance and repair costs and charges and all amounts payable under leases including, but not limited to, basic rent, percentage rent, common area charges, advertising contributions, and merchant association fees, legal fees, costs and expenses, reasonable reserves for film rental as determined by S&J and reserves for capital improvements and refurbishing, payments made pursuant to Sections 6.3., 13.11. and 14.3 all to be determined on an accrual basis in accordance with generally accepted accounting principles consistently applied. In respect of a Theatre Property managed by the Partnership, Cash Flow shall mean all amounts paid to the Partnership to manage the Theatre Property.

                  "Claims" - Section 13.7.

                  "Code" - The Internal Revenue Code of 1986, as amended from time to time.

                  "Distributors" - Section 13.9.(c).

                  "Film Settlements" - Section 13.9.(d).

                  "First Class Theatre" - Section 13.3.(a).

                  "Guaranteed Repair and Replacement Fund" - Section 16.3.

                  "Gross Receipts" - All items included in the definition of Cash Flow under Subdivision (a)(i)-(vi) thereof, inclusive.

                  "Impositions" - Section 13.3.(k).

                  "Indemnitee" - Section 19.4.


                  "Indemnitor" - Section 19.4.

                  "Investing Partner" - Section 15.1.(a)(1).

                  "JDC" or "JDC Partner" - Johnson Development Corporation, a California corporation, having an office at 9100 Wilshire Boulevard, Suite 1000 West, Beverly Hills, California 90212, or any successor thereto pursuant to any merger, consolidation, combination, recapitalization or similar reorganization.

                  "JDC Group" - Section 15.1.

                  "JDC Restricted Investment" - Section 15.1.(a)(1).

                  "JDC Transfer Notice" - Section 17.3.(b).

                  "JDC Transferee" - Section 17.3.(b).

                  "Johnson, Jr." - Earvin Johnson, Jr.

                  "Key Documents" - Any deeds, leases, mortgages, certificates of occupancy, permits, licenses, consents or other recorded and unrecorded agreements affecting a Theatre Property or its operation.

                  "Lease" - Section 12.3.(a).

                  "License Agreement" - Section 3.2.

                  "LTMC" - Loews Theatre Management Corp., a Delaware corporation, or any successor thereto pursuant to any merger, consolidation, combination, recapitalization or similar reorganization.

                  "Management Committee" - A committee whose members are appointed by each Partner in accordance with this Agreement and which oversees the operation of the Partnership.

                  "Non-Discretionary Capital Contribution" - An infusion of cash funds into the Partnership made necessary by the Partnership's inability to pay any of its current obligations as and when due in an amount not greater than the aggregate amount of such current obligations due at the time of such infusion.

                  "Offer Notice" - Section 15.1.(a)(2).

                  "Operating Management Activities" - Section 13.3.(a).

                  "Operating Management Standards" - Section 13.3.(a).


                  "Partners" - S&J and JDC, while any such Person owns a Partnership Interest hereunder, or any other Person who may be admitted as a Partner in substitution for S&J or JDC in accordance with the terms of this Agreement. Reference to a "Partner" shall refer to either of the Partners.

                  "Partnership" - The partnership governed by this Agreement.

                  "Partnership Act" - The California Partnership Act, as in effect from time to time.

                  "Partnership Interest" - The interest of a Partner in the Partnership.

                  "Percentage Interest of a Partner" - A percentage determined by a fraction, the numerator of which is the Capital Account of that Partner, the denominator of which is the Capital Accounts of all Partners.

                  "Person" - Any individual, partnership, trust, corporation, firm or other entity.

                  "Settlement Policies" - Section 13.9.(d).

                  "S&J" or "S&J Partner" - S&J Theatres, Inc., a California corporation, having an office at 711 Fifth Ave., New York 10022, or any successor thereto pursuant to any merger, consolidation, combination, recapitalization or similar reorganization.

                  "S&J Restricted Investment" - Section 15.1.(a)(1).

                  "S&J Transfer Notice" - Section 17.3.(a).

                  "S&J Transferee" - Section 17.3.(a).

                  "SPE" - Sony Pictures Entertainment Inc., a Delaware corporation or any successor thereto pursuant to any merger, consolidation, combination, recapitalization or similar reorganization.

                  "Subsidiary" - A "Subsidiary" of a specified Person means an entity, 50% or more of the outstanding voting securities of which are owned by such Person and/or such Person's other Subsidiaries,

                  "Tax Basis" - The Partnership's basis in any property for Federal income Tax purposes at the time such property is contributed to the Partnership.

                  "Taxes" - All taxes, charges, fees, levies or assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes or any other taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

                  "Territory" - African-American and Hispanic communities under-served by motion picture exhibitors throughout the Continental United States.

                  "Theatre Property" or "Theatre" - A motion picture theatre within the Territory owned, operated or managed by the Partnership, or a motion picture theatre for which a binding commitment has been made by the Partnership to own, hire, operate or manage within the Territory, excluding, however, any theatre now owned, hired, operated or managed by S&J or its Affiliates as of the date hereof, or for which it or its Affiliate has made a binding commitment.

                  "Transfer" - Section 17.1.

                  "Treasury Regulations" - The Regulations issued by the United States Department of the Treasury, as amended from time to time, pursuant to the Code.

                  "Unaffiliated Partner" - Section 15.1.(a)(2).

                  "Upper Tier Transfer" - Section 17.1.


                                    ARTICLE 2

                                    FORMATION

                  The Partners hereby form, as of the date first above written, a general partnership pursuant to the provisions of the Partnership Act.

                                    ARTICLE 3

                       NAME AND PLACE OF BUSINESS; NUMBER

                  3.1. Name. The business of the Partnership shall be conducted under the name "Magic Johnson Theatres" or "Earvin Johnson, Jr. Magic Theatres" or such other name as may be determined by the Management Committee from time to time.

                  3.2. Registration and Use of Name. Concurrently herewith, the Partnership and June Bug Lifetime Trust ("Licensor") are entering into that certain License Agreement, dated the date hereof, the form of which is attached as Exhibit A hereto (the "License Agreement"), providing for the use of the name "Magic Johnson Theatres" and "Earvin Johnson, Jr. Magic Theatres" by the Partnership. Licensor shall promptly undertake to register with the United States Patent and Trademark Office the trade name "Magic Johnson Theatres" and "Earvin Johnson, Jr. Magic Theatres" (provided no other Person has the rights to said trade names) which shall be licensed exclusively to the Partnership pursuant to the License Agreement. Except as provided in the License Agreement, neither the Partnership nor any Partner other than JDC has or shall acquire any right, title or interest to the trade names "Magic Johnson Theatres" and "Earvin Johnson, Jr. Magic Theatres" hereunder provided that the names have been legally filed by Licensor as a service mark in the Principal Register of the United States Patent and Trade Mark Office. No charge shall be made to the Partnership on account of said License Agreement and the right to use the licensed names shall not be deemed a contribution by JDC to its Capital Account. If, at any time, the Partnership shall use any name of, or trade name used by, S&J, SPE, LTMC or any of its Affiliates neither the Partnership nor any Partner other than S&J has or shall acquire any right, title or interest to such name or trade name and upon S&J's request the use of such name by the Partnership shall be changed as promptly as practicable to a name which does not include such trade name. The parties recognize that SPE has heretofore used the name "Sony Magic" or names similar thereto and nothing herein contained shall in any way restrict, impair or prohibit SPE and its Affiliates from using the name "Sony Magic," "Magic" or any name similar thereto. Nothing herein contained shall prevent S&J or its Affiliates from using the term "Magic" in connection with the operation of any motion picture theatre nor shall the use by the Partnership of the trade name "Magic Johnson Theatres" and/or "Earvin Johnson, Jr. Magic Theatres" be deemed to infringe in any manner on the right of SPE to use the name "Sony Magic," "Magic" or similar name.

                  3.3. Principal Place of Business. The principal place of business of the Partnership shall be at 9100 Wilshire Boulevard, Suite 1000 West, Beverly Hills, California 90212, or such other place as the Management Committee may designate.

                  3.4. Number. At no time during the term of this Partnership shall there be more than two Partners.


                                    ARTICLE 4

                                    PURPOSES

                  4.1. Purpose. (a) The sole purpose of the Partnership shall be to acquire, own, hold, improve, develop, use, operate, manage, hire or lease Theatre Properties in the Territory under the name of "Magic Johnson Theatres" or "Earvin Johnson, Jr. Magic Theatres" and the conduct of related businesses (including, if appropriate, selling or leasing of such Theatre Properties), and to do all other things reasonably incident thereto, in accordance with the terms of this Agreement. This Agreement shall not be deemed to create a general partnership between the Partners with respect to any other activities whatsoever.

                  (b) It is the present intent of the Partners (but the Partners shall have no obligation) ultimately to develop and operate at least 10 Theatre Properties in the Territory based on the plans and specifications referred to in
Section 6.1.(c).

                                    ARTICLE 5

                                      TERM

                  The term of the Partnership shall begin on the date hereof and shall continue until November 30, 2044, unless sooner terminated pursuant to the provisions hereof.

                                    ARTICLE 6

                  CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS;
                   CAPITAL ACCOUNTS; WITHDRAWAL FROM ACCOUNTS

                  6.1. Contributions. (a) Simultaneously with the execution and delivery of this Agreement, each of the Partners shall contribute $500,000 in cash to the Partnership. Each of the Partners further agrees to contribute an additional $1,500,000 in cash to the Partnership if and when needed as determined by the Management Committee.

                  (b) If, in the reasonable opinion of a Partner, any additional Non-Discretionary Capital Contribution is required, each of the Partners shall, within 20 days after demand by such Partner contribute 50% thereof. If any Partner fails, refuses or neglects to make a Non-Discretionary Capital Contribution, the other Partner shall have the right (but not the obligation) to make such additional Non-Discretionary Capital Contribution.

                  (c) S&J has heretofore and without charge, delivered to the Partnership a complete set of plans and specifications for a prototype 12-screen motion picture theatre ("Prototype"). The Partnership shall use such plans as the basis for constructing and developing Theatre Properties. No charge shall be made to the Partnership on account of the use of the Prototype by the Partnership, and the right to use the Prototype shall not be deemed a contribution by S&J to its Capital Account. S&J makes no representation or warranty of any kind whatsoever in respect of such plans and specifications including, but not limited to, title, compliance with building codes, governmental regulations, Americans with Disabilities Act, or other governmental requirements, availability of materials, cost of construction, suitability for future Theatre Properties, adequacy of architectural, mechanical or engineering specifications, etc. Any modifications or alterations made to the Prototype by the Partnership shall be the responsibility of the Partnership, including any fees or expenses related to such modifications or alterations. In the event S&J ceases to be a Partner, Johnson agrees that the Partnership and the Johnson Group shall not use the Prototype or any expansion or contraction thereof in respect of newly constructed theatres except in geographical market areas where JDC Group or the Partnership operated motion picture theatres at the time S&J ceased to be a Partner.

                  (d) Promptly after the date hereof, JDC shall, without charge, deliver to S&J all plans, specifications and proposed leases in its possession relating to proposed Theatre Properties.

                  6.2. Non-Assumption of Liabilities. (a) Except as stated in
Section 6.3., it is the agreement of the Partners that all costs, expenses, liabilities, obligations and claims, relating or attributable to, or arising by reason of, the business of JDC prior to the date hereof, whether known, unknown, contingent or accrued shall be borne by JDC, and JDC agrees to indemnify and hold harmless S&J and the Partnership against all such costs, expenses, liabilities, obligations and claims, including reasonable counsel fees.

                  (b) It is the agreement of the Partners that all costs, expenses, liabilities, obligations and claims, relating or attributable to, or arising by reason of, the business of S&J prior to the date hereof, whether known, unknown, contingent or accrued shall be borne by S&J, and S&J agrees to indemnify and hold harmless JDC and the Partnership against all such costs. expenses, liabilities, obligations and claims, including reasonable counsel fees.

                  6.3. Expenses Reimbursable to JDC. The Partnership shall promptly reimburse JDC for certain outside expenses properly vouchered heretofore incurred and paid in developing the proposed lease for a proposed theatre complex at the Baldwin Hills-Crenshaw Plaza, Los Angeles, California, subject to review and approval of such expenses by the S&J Partner, provided, however, that such expenses shall not exceed $50,000.

                  6.4. Use of Capital. The source of funds for the Partnership shall be drawn upon in the following order of priority: first, from contributions to capital made by the Partners as provided in Section 6.1.; secondly, from the funds reserved pursuant to Section 11.1.; and thirdly, from the funds available pursuant to Section 7.1., but only for the purposes provided therein.

                  6.5. Percentage Interests. Initially, the "Percentage Interest" of each Partner shall be 50%. Whenever a Partner makes an additional Capital Contribution in excess of the Capital Contribution if any, made by the other Partner, the Percentage Interest of the Partners shall be adjusted to reflect their respective Capital Accounts.

                  6.6. Capital Accounts. (a) Each Partner shall have a Capital Account. "Capital Account" shall mean an account of each Partner determined and maintained throughout the full term of the Partnership on the accrual basis in accordance with the capital accounting rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations and this Section 6.6. (to the extent it is consistent with Section 1.704-1(b)(2)(iv) of the Treasury Regulations). The Capital Account balances of each Partner shall be zero prior to the initial contribution of the Partners pursuant to Section 6.1.

                  (b) For purposes of maintaining the Capital Accounts, all items of income, gain, loss and deduction, as well as any expenditures which are permitted to be neither capitalized nor deducted for Federal income Tax purposes, shall be allocated or apportioned in proportion to the Partner's respective Percentage Interest.

                  (c) Upon the transfer of a Partnership Interest, the transferee shall succeed to the Capital Account attributable to the transferred Partnership Interest.

                  6.7. Withdrawal. Neither Partner shall be entitled (i) to the withdrawal or return of any of its capital from the Partnership, except as expressly provided in this Agreement, (ii) to interest upon any capital contributed by it to the Partnership, or (iii) to receive property other than cash in return for its capital contribution.

                                    ARTICLE 7

                     CAPITAL EXPENDITURE COMMITMENT AND FUND

                  7.1. Capital Expenditure Fund. (a) SPE shall lend to the Partnership ("Capital Expenditure Commitment"), up to an aggregate amount of $7.5 million, to finance expenditures for capital assets or acquisitions of properties which the Partnership (with the consent of both Partners) proposes to acquire or develop ("Capital Expenditure Loans"), and for no other purposes. The Partnership shall not be entitled to reborrow the Capital Expenditure Loans when repaid. Capital Expenditure Loans shall bear interest at the rate of 1/2% above the prime rate from time to time as established by Bank of America or such other bank as may be determined by the Management Committee. Each Capital Expenditure Loan shall be repayable in 120 equal consecutive monthly installments together with interest with the first such installment of principal and interest due on the first day of the month next following the date that the Theatre Property which is the subject of such loan is opened (in the case of new construction or other development) or acquired (in the case of an acquisition). In the event S&J ceases to be a Partner, the Capital Expenditure Commitment shall automatically terminate at the time of such cessation, and SPE shall not be obligated to make any future Capital Expenditure Loans.

                  (b) Each Capital Expenditure Loan shall be evidenced by a Loan Agreement, a Promissory Note of the Partnership and secured by a Security Agreement of each Partner's interest in the Partnership and by all of the assets of the Partnership, all such instruments to be in form and substance satisfactory to SPE and shall be subject to the provisions of Section 17.7.

                  (c) After the Capital Expenditure Commitment shall have been exhausted, the Management Committee shall meet to discuss in good faith the method of financing further capital expenditures and acquisitions.

                  7.2. Security Interest. Except as provided in Section 7.1. and approved by the Management Committee, neither JDC nor S&J shall incur on behalf of the Partnership, or pledge the Partnership's assets as security for, any indebtedness except indebtedness relating to borrowings the proceeds of which are used by the Partnership.

                                    ARTICLE 8

                      REPRESENTATIONS AND WARRANTIES OF S&J

                  In order to induce JDC to enter into this Agreement, S&J makes the representations and warranties set forth in Exhibit B hereto which representations and warranties are incorporated herein as if set forth in full herein.

                                    ARTICLE 9

                      REPRESENTATIONS AND WARRANTIES OF JDC

                  In order to induce S&J to enter into this Agreement, JDC makes the representations and warranties set forth in Exhibit C hereto which representations and warranties are incorporated herein as if set forth in full herein.

                                   ARTICLE 10

                                      TAXES

                  10.1. Tax Allocations: Code Section 704(c). (a) Except as otherwise required under Section 704 of the Code, each item of income, gain, loss and deduction for Federal income Tax purposes shall be allocated between both Partners in accordance with their respective Percentage Interests; provided, however, that in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction (including depreciation and amortization), as determined for Federal income Tax purposes, with respect to any property the value of which differs from its Tax Basis shall, for Tax purposes, be allocated between both Partners so as to take account of any variation between the Tax Basis of such property to the Partnership and such value. For purposes of the preceding sentence, "value" means the fair market value of such property on the date it was contributed to the Partnership.

                  (b) Tax credits shall be allocated between both Partners in accordance with Section 1.704-1(b)(4)(ii) of the Treasury Regulations.

                  (c) Any elections or other decisions relating to such allocations shall be made in accordance with and in direct proportion to the Capital Account of each of the Partners.

                  10.2. Tax Elections. Either Partner may cause the Partnership to make the election provided for in Section 754 of the Code on behalf of the Partnership. Any other election on behalf of the Partnership under the Code shall be made only by mutual agreement, in writing, of the Partners.

                  10.3. Tax Matters Partner. S&J shall be authorized to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any Federal, state or local Tax authorities, including any administrative and judicial proceedings relating thereto, and to incur reasonable expenditures of Partnership funds for professional services and costs associated therewith. JDC shall cooperate with S&J and S&J shall consult fully with JDC in connection with the conduct of all such proceedings. S&J shall not settle any claim or terminate any proceeding without the consent of JDC.

                  10.4. Preparation of Tax Returns. S&J, at the expense of the Partnership, shall arrange for the preparation and timely filing of all Tax and information returns of the Partnership showing all items of income, gain, deduction, loss and credit necessary for Federal, state and local income Tax purposes, and shall use all reasonable efforts to furnish to JDC within 90 days after the close of each Taxable Year the Tax information reasonably required for Federal, state and local income Tax reporting purposes. The classification, realization and recognition of income, gains, losses, deductions and credits and other items of the Partnership shall be on the accrual method of accounting for Federal income Tax purposes. Each of the Partners shall, in its respective income Tax return and other statements filed with the Internal Revenue Service and other Taxing authorities, report Taxable income and credits in accordance with the provisions of this Agreement.

                                   ARTICLE 11

                                  DISTRIBUTIONS

                  11.1. Distributions. The Partnership shall, no less often than quarterly, distribute its available Cash Flow ("Partnership Distributions") to both Partners in accordance with their respective Percentage Interests, subject to the retention of cash reserves for working capital in the amount set forth in the Operating and Capital Budget, except as otherwise provided in this Section
11.1. The average Capital Account of each Partner as reflected on the books of the Partnership for the applicable fiscal year shall be used to determine the Percentage Interest of each of the Partners for the purpose of Partnership Distributions. The Management Committee shall, at such time or times as either Partner reasonable requests, meet in good faith to consider an increase in the working capital reserves which either Partner believes to be appropriate to meet pending or anticipated liabilities, or cash requirements. Anything herein to the contrary notwithstanding, the Partnership agrees that after the first $1 million in the aggregate of Cash Flow has been distributed by the Partnership, only 50% of the available Cash Flow shall be distributed by the Partnership and the balance of the Cash Flow shall be retained by the Partnership to augment the reserves in its Capital Budget, unless the Management Committee determines otherwise. It is the intent of the Partners that the Partnership make Partnership Distributions sufficient to permit each Partner to pay income Taxes due in respect of its interest in the Partnership. The working capital reserved for each Theatre Property shall be not less than $100,000.

                  11.2. Distributions in Kind. Assets of the Partnership (other than cash) shall not be distributed in kind to the Partners, except, if both Partners so determine, in liquidation of the Partnership.

 If any assets of the Partnership are distributed to the Partners in kind, such assets shall be valued on the basis of the fair market value thereof on the date of the distribution.

                                   ARTICLE 12

                                   MANAGEMENT

                  12.1. Authority. All decisions with respect to the management and control of the business and affairs of the Partnership, except as otherwise provided in this Agreement, shall be vested in the Management Committee. The Management Committee shall establish policies regarding the operations of the Theatre Properties including film buying guidelines, personnel guidelines in conformity with federal, state and local laws, the hiring and firing of personnel at the management level, security procedures and publicity, prices to be charged for admission and sale of concession items. The Management Committee shall also be responsible for approving future locations, negotiating the terms thereof, obtaining financing and negotiating the terms thereof.

                  12.2. Members of the Management Committee and Voting. So long as the Percentage Interests of the Partners are equal, each Partner shall appoint three members to the Management Committee. For every 15%, or any part thereof, that the Percentage Interest of one Partner exceeds the Percentage Interest of the other Partner, an additional member to the Management Committee may be appointed by the Partner which has the greater Percentage Interest. All decisions of the Management Committee shall be made by majority vote based on the aggregate number of members in the Management Committee and not on the number present at any meeting. Johnson, Jr., Ken T. Lombard ("Lombard") and Warren Grant or such other person selected by JDC, shall represent the JDC Partner on the Management Committee, and so long as Lawrence Ruisi is actively engaged in supervising the activities of LTMC and Jim and Barrie Loeks are actively engaged in managing LTMC, they shall represent the S&J Partner on the Management Committee. In the event any of the above persons refuses, resigns or is unable to serve on the Management Committee, the Partner which such person represents shall have the right to designate a substitute member.

                  12.3. Actions Requiring Approval of the Management Committee. Without limiting the generality of Section 12.1., and except as otherwise provided in this Agreement including, without limitation, Articles 13 and 14, the following decisions in respect of the business affairs of the Partnership shall be determined by the Management Committee:

                  (a) to execute, terminate, modify, amend, renew or extend any lease or sublease (a "Lease") or management agreement with respect to any present or future Theatre Property or to execute, terminate, modify, amend, renew or extend any other Key Documents, subject to the provisions of Section 15.7.(b);

                  (b) to terminate operations at any Theatre Property;

                  (c) to effect a sale or other disposition of all or substantially all of (i) the Partnership's property or assets or (ii) the Partnership's interest in the assets of any Theatre Property;

                  (d) to acquire by purchase, lease or otherwise an interest (as owner, lessee, manager or otherwise) in any Theatre Property or substantial assets or substantial property;

                  (e) to cause the Partnership to incur indebtedness for borrowed money, guarantee indebtedness, or pledge any of its assets;

                  (f) to commence or settle any legal action in excess of $50,000 on behalf of the Partnership other than a claim covered by liability insurance, or to release, compromise, assign or transfer any material claims or material rights of the Partnership;

                  (g) to cause the Partnership to enter into any agreement or transaction with any Partner or any Affiliate of a Partner, excluding those types of agreements referred to in Sections 13.4., 13.8., 13.9. or 13.10.;

                  (h) except as otherwise provided in this Agreement, to change the Partnership's elections or choices of methods of reporting income or loss for Federal, state or local income Tax purposes;

                  (i) except in accordance with a previously Approved Capital or Operating Budget, to make any material alterations or renovations or restorations to any Theatre Property;

                  (j)      to do any act in contravention of this Agreement.

                  12.4. Guaranties. Nothing contained in this Agreement shall require Johnson, Jr., Lombard, SPE or any of their respective Affiliates, to guarantee any obligations of the Partnership including, but not limited to, any Lease or any other Key Documents, except as otherwise provided in Section 21.12.

                  12.5. Timely Performance. S&J and JDC shall each perform all of its respective obligations under this Agreement in a proper, prompt and timely manner. Each shall, subject to the terms and limitations of this Agreement, furnish the other with such information and assistance as the other may from time to time reasonably request in order to perform its responsibilities hereunder. S&J and JDC shall each take all such actions as the other may from time to time reasonably request and otherwise cooperate with the other so as to avoid or minimize any delay or impairment of either party's performance of its obligations under this Agreement.

                  12.6. Procedures. (a) JDC or S&J, as the case may be, may execute for and on behalf of the Partnership any documents or instruments in connection with any actions permitted to be taken by it under this Agreement, and such execution by JDC or S&J alone on behalf of the Partnership will bind the Partnership without any signed authorization by the other Partner. If JDC or S&J, as the case may be, requests, the other Partner will join in such execution and/or execute and deliver any instruments which JDC or S&J may reasonably require to confirm its authority hereunder.

                  (b) Any person dealing with JDC or S&J, as the case may be, may rely upon a certificate of the Partnership signed by JDC or S&J, as the case may be, as to the existence or non- existence of any fact or facts which constitute a condition precedent to acts by JDC or S&J.

                                   ARTICLE 13

                             S&J'S RESPONSIBILITIES

                  13.1.    [OMITTED].

                  13.2. Delegation of Duties. JDC has been advised that S&J is an Affiliate of LTMC and that it acts as a servicing agent for the circuit of motion picture theatres operated by LTMC and its Subsidiaries and Affiliates. S&J shall have the right to delegate various aspects of its duties under this
Article 13 to LTMC, its Subsidiaries and Affiliates and their personnel, but no additional charge shall be made to the Partnership on account thereof. Except as set forth in Section 13.8. and 13.11., it is understood and agreed that in performing such duties and powers, LTMC, its Subsidiaries and Affiliates, and their personnel are acting on behalf of S&J and LTMC, its Subsidiaries and Affiliates and their personnel shall have no liability on account thereof, but the acts of LTMC, its Subsidiaries and Affiliates and their personnel shall be deemed the acts of S&J, and S&J shall be fully responsible therefor.

                  13.3.    S&J's Duties and Powers.

                  (a) General Scope. (1) Subject to the provisions of Sections 12.1., 12.2. and 12.3., S&J shall have the exclusive right to manage, coordinate and supervise all aspects of the day- to-day operations of Theatre Properties (collectively the "Operating Management Activities"). The Operating Management Activities shall be conducted in a manner (hereinafter referred to as "Operating Management Standards") consistent and in accordance with, in the case of each Theatre Property, (i) the operation of such Theatre Property as a First-Class Theatre and (ii) the requirements of all Key Documents now or hereafter affecting such Theatre Property. S&J shall have no liability to the Partnership with respect to the conduct of the Operating Management Activities other than to carry out the Operating Management Activities in accordance with the Operating Management Standards in a reasonable manner and the Partnership shall indemnify and hold harmless S&J, its Subsidiaries, Affiliates and their officers, directors and personnel against any and all obligations and liabilities in the performance of the duties provided for hereunder as provided in Section 13.7.

                      (2) Unless otherwise specifically provided in this Agreement, all services and actions which S&J is required or permitted to perform or take, or cause to be performed or taken, under this Agreement in connection with the Operating Management Activities shall be performed or taken, as the case may be, on behalf of the Partnership, at the Partnership's sole expense and within the limitations of and in accordance with the Approved Capital and Operating Budgets; provided that anything herein to the contrary notwithstanding, but subject to Section 16.2., S&J need not take any action that it would otherwise be required to take if it has reasonable grounds to believe that the Partnership (to the extent it is required to do so) will not bear the expense of such action or will not have sufficient funds to bear the expense of such action. S&J shall be obligated to use in- house (at S&J or its Affiliates) construction and other personnel whenever possible in the performance of its duties hereunder and, except as otherwise provided in Section 13.11.(b), shall not charge the Partnership any separate fee or seek any reimbursement of expenses relating to such in- house personnel so used, and S&J shall give the Partnership the benefit of all volume discounts and other benefits generally available to S&J and its Affiliates by virtue of the size of their operations or otherwise.

                           (3) As used in this Agreement, the term "First-Class
Theatre" shall mean, with respect to any Theatre Property, a first-class, and (except as the Management Committee may otherwise determine) first-run motion picture Theatre, as determined by reference to the geographic area in which such Theatre Property is located.

                  (b) Employees. S&J shall cause the Partnership to employ personnel to operate, maintain and manage each Theatre Property. S&J shall direct and supervise such personnel in the performance of their duties and shall determine the wages, benefits and other terms and conditions of their employment. S&J shall consult with the Management Committee prior to hiring or discharging any personnel at the management level at any Theatre Property.

                  (c) Concessions. S&J shall, on behalf of the Partnership, operate, maintain and manage the sale of concessions and the operation of vending and video and other gaming machines at each of the Theatre Properties. S&J has advised JDC that S&J is obligated to sell products of The Coca-Cola Company at theatres pursuant to an agreement which expires on June 30, 1996.

                  (d) Initial Prices. When the Partnership commences to operate a Theatre Property, S&J shall initially fix admission and concession prices charged at the Theatre so that they are competitive with other motion picture theatres operated by other theatre circuits in the area, subject to the rights granted to the Management Committee to change such concession and admission prices pursuant to Section 12.1. Notwithstanding the foregoing, S&J shall have the right as an inducement to encourage patronage to offer patrons periodic "special sales" in respect of admission and concession purchases. S&J shall also have the right, in its discretion, to issue "good will" tickets and passes in accordance with customary and reasonable practice.

                  (e) Seeking and Construction of Theatre Properties. S&J shall, in conjunction with JDC and at the expense of the Partnership, seek additional sites in the Territory to develop as Theatre Properties for the Partnership, taking into consideration demographics, visibility, competitive theatres, availability of films, access and other relevant matters, and shall supervise and manage, on behalf of the Partnership, the design and construction of new Theatre Properties.

                  (f) Professionals and Contractors. To the extent S&J deems necessary in connection with its Operating Management Activities and the activities set forth in Section 13.3.(e), and subject to Section 13.3.(a)(2), S&J shall identify and enter into contracts on behalf of the Partnership with architects, engineers, accountants, attorneys, tradesmen and other independent contractors to perform services and supervise the administration, and monitor the performance, of all work to be performed and services to be rendered under all such contracts. S&J shall not enter into any contract with any such professional or other independent contractor which would require the payment of more than $50,000 in any 12-month period unless such contract is provided for in an Approved Operating Budget or Approved Capital Budget or is approved by JDC.

                  (g) Maintenance. S&J shall cause each Theatre Property to be maintained in a manner consistent with Operating Management Standards. S&J shall, except as otherwise specifically provided in this Agreement, enter into such service, maintenance and other contracts, or otherwise obtain or provide such service, maintenance or refurbishment, as shall be necessary or appropriate for the operation, maintenance and refurbishment of each Theatre Property in a manner consistent with Operating Management Standards. No such contract shall be for a term of more than one year, unless it may be cancelled without penalty upon not more than 30 days' notice. S&J shall purchase, on behalf of the Partnership and in accordance with the Approved Operating Budget, in reasonable quantities and at reasonable prices all supplies, materials, tools and equipment as shall be necessary or appropriate for the operation and maintenance of each Theatre Property in accordance with the Operating Management Standards.

                  (h) Repairs. S&J shall cause such ordinary and necessary repairs to be made to each Theatre Property, and to all equipment and system located in or servicing such Theatre Property, as shall be necessary or advisable for its operation and maintenance in accordance with the Operating Management Standards.

                  (i) Insurance. S&J shall obtain and maintain for each Theatre Property all such insurance coverage as is customary and appropriate for comparable properties in the geographic area in which the Theatre Property is located. Notwithstanding the foregoing, S&J shall maintain a policy of public liability insurance from a nationally recognized insurance company for property damage and personal injury (including death) in an amount of not less than $10 million combined single limit (consisting of primary or umbrella coverage) and the Approved Operating Budget shall provide for payment of all necessary premiums for such policies. The Partnership and each of the Partners and their Affiliates shall be named as insured parties under all insurance policies. S&J shall upon request provide to JDC copies of all insurance policies.

                  S&J shall monitor the insurance coverage of the Partnership and shall at least annually advise JDC if, in S&J's judgment, the Partnership should change the type or amount of casualty, liability or other insurance it carries. S&J shall prepare and file all reports, claims, notices and other documents required in connection with all policies of insurance carried by the Partnership and any claims thereunder. S&J shall advise JDC of any material casualty to any Theatre Property, or of any material claims asserted by third parties for personal injury or property damage. Any casualty to any Theatre Property resulting in damage exceeding $50,000, or any claim by a third party for more than $50,000, except a claim covered by liability insurance, shall be deemed material. If the amount of any casualty insurance claim or claim by any third party is $50,000 or more, S&J shall not agree to any settlement without the prior written consent of JDC.

                  (j) Compliance with Laws. S&J shall take or cause to be taken all such appropriate action in and about or affecting each Theatre Property as shall be necessary to cause the Partnership to be in compliance with all legal requirements applicable to such Theatre Property and the requirements of any Board of Fire Underwriters or similar agency. Notwithstanding the cost limitations set forth in this Agreement, S&J may, without JDC's prior written approval, take or cause to be taken any such actions without limitation as to cost if failure to do so would or might, in S&J's reasonable judgment, expose S&J, JDC or the Partnership to criminal or civil liability; provided, however, that in each such instance S&J shall, before taking or causing to be taken any such action, notify JDC of the need for such action and use reasonable efforts to obtain JDC's approval. S&J shall promptly notify JDC of any violation, order, rule or determination affecting any Theatre Property of any governmental authority or Board of Fire Underwriters or similar agency. Each Partner shall promptly notify the other Partner of all litigation of which it is aware filed against the Partnership, any Theatre Property, or such Partner in connection with or relating to the Partnership, claiming damages in excess of $50,000, except for claims covered by liability insurance.

                  (k) Taxes. S&J shall timely prepare for each Theatre Property Tax returns, and obtain and verify bills for real estate, personal property, payroll, miscellaneous and franchise and all other similar Taxes and assessments, if any, against such Theatre Property and promptly cause the Partnership to pay such Tax bills and any other Impositions (as defined below) which are the obligation of the Partnership to pay. S&J and JDC shall assist and cooperate with each other in connection with all such Taxes and assessments in all ways reasonably requested by S&J, including allocations or petitions for reduction of Taxes or assessments. As used herein, "Impositions" shall mean all Taxes, assessments, special assessments, rents and charges for any easement or agreement maintained as part of or for the benefit of any Theatre Property, use or occupancy Taxes and charges, water and sewer charges, rates and rents, charges and fees for vaults, charges for public and private utilities, excises, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary, unforeseen and foreseen, of any kind and nature whatsoever which at any time during the term of the Partnership may be assessed, levied, confirmed, imposed upon or grow or become due and payable out of or in respect of, or become a lien on, (i) any Theatre Property or any part thereof or any appurtenances thereto, or the sidewalks or streets adjacent thereto or upon any personal property located, or used in connection with any Theatre Property, (ii) the rent, income or other payments received by or on behalf of the Partnership (but not including any Taxes imposed upon the Partners on the income of the Partnership), (iii) any use or occupation of any Theatre Property, (iv) such franchises, licenses, and permits as may be appurtenant to the use of any of the Theatre Properties, and (v) any document to which the Partnership is a party transferring an interest or estate in any Theatre Property. S&J shall collect, and pay over to the appropriate Tax authority when due, all sales and admissions Taxes and all other similar Taxes required to be collected under applicable law.

                  (l) Waivers of Liens. S&J shall obtain all waivers of lien necessary to keep each Theatre Property free and clear of all mechanics' and materialmen's liens in connection with any work to be performed on such Theatre Property. If a Partner becomes aware of the filing of any mechanics' or materialmen's lien against any Theatre Property it shall promptly advise the other Partner thereof and, except as the Management Committee shall otherwise determine, S&J shall cause such lien to be bonded or otherwise discharged of record.

                  (m) Mortgages and Other Key Documents. S&J shall administer the payment by the Partnership of all debt service on any mortgages affecting any Theatre Property which it is the obligation of the Partnership to pay and shall use diligent efforts to enforce all of the Partnership's rights under all Key Documents. Notwithstanding any other provision hereof to the contrary, if S&J, LTMC or any of its Subsidiaries is a party (other than on behalf of the Partnership) to any lease or other Key Document, all determinations on behalf of the Partnership with respect to the rights and obligations of the Partnership shall be made by S&J as directed by JDC, excluding, however, those types of agreements referred to in Sections 13.4., 13.8., 13.9. and 13.10.

                  (n) Advertising. S&J shall hire such advertising services, place such advertisements and generally supervise and, attend to all promotional matters pertaining to the exhibition of motion picture films at the Theatre Properties.

                  13.4. Conflicts of Interest. JDC acknowledges and agrees that S&J and its Affiliates conduct Operating Management Activities and Booking Management Activities for other motion picture theatres and that its Affiliates distribute and license motion pictures, and JDC recognizes that such activities may result in actual or potential conflicts of interest. JDC agrees that the existence of such actual or potential conflicts of interest shall not be a basis for any claim by JDC or the Partnership against S&J or its Affiliates.

                  13.5.    Books, Records and Reports.

                  (a) Books and Records. S&J shall establish and maintain full and true books of account and such other records and other documentation pertaining to the operation and maintenance of each Theatre Property as are customarily maintained for comparable Theatre Properties, in accordance with generally accepted accounting principles, consistently applied. Such books of account, records and other documentation shall be and remain the property of the Partnership, and either Partner or its duly authorized representatives shall have the right to inspect and make extracts from such books of account, records and other documentation during normal business hours upon reasonable notice. In the event that any inspection by JDC of such books and records indicates that S&J has overcharged or underpaid the Partnership, S&J shall promptly reimburse the Partnership to the extent of any overcharge and rectify any underpayment. S&J shall promptly reimburse JDC for any amounts reasonably expended in making such inspection if the difference is 3% of more of the total charge, and S&J is required to reimburse the Partnership hereunder.

                  (b) Monthly Reports. S&J shall within 30 days after the end of each month prepare and deliver to JDC a monthly statement of income and expense for each Theatre Property and for the Partnership as a whole. In addition, S&J shall make available to JDC on a daily basis its flash reports of Gross Receipts.

                  (c) Quarterly Reports. No later than 45 days after the end of each quarter of each fiscal year of the Partnership, S&J shall cause to be prepared and delivered to JDC an unaudited statement showing the results of operations and the financial position of the Partnership as of the end of such quarter. Such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. S&J shall prepare and deliver to JDC on a quarterly basis S&J's written estimates of the amounts, if any, by which any major categories of the Approved Budgets should be revised to provide adequately for the operation and maintenance of each Theatre Property or anticipated capital expenditures for the next succeeding fiscal quarter. S&J also shall furnish JDC with such further information covering the operation and maintenance of each Theatre Property and capital expenditures as JDC may reasonably request.

                  (d) Annual Report. S&J shall endeavor to deliver to JDC no later than 60 days after the beginning of the next succeeding fiscal year, a working draft of the proposed financial statements for the previous fiscal year. As soon as practicable after the close of each fiscal year, but not later than 90 days after the beginning of the next succeeding fiscal year, S&J shall cause to be prepared and delivered to JDC audited financial statements for such fiscal year prepared in accordance with generally accepted accounting principles, consistently applied and which shall fairly present the results of operations, cash flow and the financial position of the Partnership as of the end of such fiscal year audited by the Accountant. The cost of the outside auditors for preparing the annual audited financial statements shall be charged to the Partnership.

                  (e) Computer Services. If feasible, the Partnership shall install computers at the office of the Partnership which will provide the JDC Partner access to all revenue, expenses and other operating data relating to the Partnership. In any event, S&J shall provide the JDC Partner with timely access to all such information.

                  13.6. Compensation. The Partnership shall pay to S&J an annual fee equal to 5% of the Gross Receipts of each Theatre Property, payable on the 5th day of each month in respect of the immediately preceding month (the "Management Fee"). The amount paid to S&J pursuant to this Section 13.6. shall not be deemed a Partnership Distribution, but shall be an expense of the Partnership.

                  13.7. Indemnification. The Partnership shall and does hereby indemnify and hold harmless S&J, LTMC, SPE and their Affiliates, and their respective officers, directors and personnel from and against all claims, losses, liabilities, damages, fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, as the case may be) ("Claims") sustained or incurred by any such indemnified parties in connection with the performance of their duties in accordance with the standards provided in this Agreement, except and only to the extent such Claims result from a violation of federal, state or local law, gross negligence or willful misconduct on the part of S&J, LTMC, SPE or any of their Affiliates.

                  13.8. Employment of Affiliates, etc. S&J may cause the Partnership to enter into agreements or other arrangements with any Person which is an Affiliate of S&J if such agreements or arrangements are on terms which, taken as a whole, are no less favorable to the Partnership than those the Partnership could have obtained from an unaffiliated third party, and are in accordance with the Approved Operating Budget. Nothing herein contained shall be deemed to modify, impair or affect the provisions of Sections 13.3. and 13.9.

                  13.9. S&J's Film Buying Duties and Powers. (a) S&J shall manage, coordinate and supervise the proper conduct of the ordinary and usual business and affairs of the Partnership pertaining to the rental or other acquisition for exhibition of motion picture films at the Theatre Properties (collectively the "Booking Management Activities"), but the final determination of which films to exhibit at any Theatre Property shall be determined exclusively by S&J, subject to the provisions of subsection (b) next following. Subject to Sections 12.1., 12.2., 12.3. and 13.10., the Booking Management Activities shall be conducted in a manner (hereinafter referred to as "Booking Management Standards") consistent and in accordance with (i) prudent business and management practices applicable to the operation of the Theatre Properties,
(ii) the operation of the Theatre Properties as First-Class Theatres and (iii) the requirements of any Key Documents now or hereafter affecting the Theatre Properties. Except as otherwise provided for in this Agreement, S&J shall have such responsibilities, and shall perform and take, or cause to be performed or taken, all such services and actions as shall be necessary or advisable for the proper conduct of the Booking Management Activities in accordance with the Booking Management Standards, including, without limitation, the duties set forth in subsections (b) through (f) inclusive immediately below. Unless otherwise provided for in this Agreement, all services and actions which S&J is required or permitted to perform or take, or cause to be performed or taken, under this Agreement in connection with the Booking Management Activities shall be performed or taken, as the case may be, on behalf of the Partnership, at the Partnership's sole expense and within the limitations of and in accordance with the Approved Capital and Operating Budgets; provided that anything herein to the contrary notwithstanding, but subject to Section 16.2., S&J need not take any action it would otherwise be required to take if it has reasonable grounds to believe that the Partnership (to the extent it is required to do so) will not bear the expense of such action or will not have sufficient funds to bear the expense of such action. S&J shall be obligated to use in-house (at S&J or its Affiliates) personnel whenever possible in the performance of its Booking Management Activities and shall not charge the Partnership any separate fee or seek any reimbursement of expenses relating to such in-house personnel so used. S&J shall give the Partnership the benefit of all volume discounts and other benefits generally available to S&J and its Affiliates by virtue of the size of their operations or otherwise. S&J shall have no liability to the Partnership or to JDC with respect to the conduct of the Booking Management Activities other than to carry out the Booking Management Activities in accordance with the Booking Management Standards in a reasonable manner, and the Partnership shall indemnify and hold harmless S&J against all obligations and liabilities incurred by S&J in the performance of its duties hereunder as provided in Section 13.7.

                  (b) Licensing of Certain Films. If JDC in the exercise of its reasonable judgment determines that the exhibition at a Theatre Property of any particular film will have an adverse social or political impact, create a dangerous environment or require substantial additional security, JDC shall notify S&J in sufficient time prior to the licensing of that film so that the Partners can determine whether to exhibit that film at a Theatre Property. If the Partners cannot resolve the issue, the matter shall be referred to the Management Committee for decision.

                  (c) Licensing. Subject to the provisions of Section 13.9.(b), S&J shall have the sole responsibility to negotiate and enter into agreements with distributors or other Persons (collectively, "Distributors") with respect to, or otherwise arrange for, the license or other acquisition of motion picture films to be exhibited at each of the Theatre Properties, including, without limitation, film licensing agreements and guarantees or advances of film rental provided, however, that S&J shall not enter into any guaranty or advance of film rental for any individual film at any individual Theatre Property in excess of $100,000 without the prior written consent of JDC. Notwithstanding the preceding sentence, S&J acknowledges and agrees that, except for its agreement to fulfill the Booking Management Standards, S&J has not made and does not make any representation or warranty to, or covenant with JDC as to the manner of licensing motion pictures at any of the Theatre Properties, the clearances or run or type of motion pictures to be exhibited at any of the Theatre Properties, or whether any motion picture films of a particular producer or Distributor will be exhibited at any of the Theatre Properties.

                  (d) Film Settlements. S&J shall be responsible for the negotiation of settlements ("Film Settlements") arising from the rental or other acquisition of motion pictures exhibited at any of the Theatre Properties and, in connection therewith, may, on behalf of the Partnership, enter into agreements with respect to such Film Settlements. S&J shall determine Film Settlement items in accordance with prudent business and management practices ("Settlement Policies").

                  (e) Advertising Allowances. S&J, at its election, may negotiate advertising allowances from Distributors and settlements of such allowances and enter into agreements with respect to such allowances, including co-op advertising agreements and settlements.

                  (f) Compliance with Laws. S&J shall take or cause to be taken on behalf of the Partnership all such appropriate actions in performing the Booking Management Activities as shall be necessary to comply with all legal requirements applicable thereto.

                  13.10. Conflicts of Interest. JDC acknowledges and agrees that S&J and its Affiliates are involved in, and may increase their involvement in, numerous aspects of the motion picture industry, including the production and distribution of motion picture films for exhibition in motion picture theaters, and the ownership, operation and/or management of other motion picture theatres. JDC recognizes that these involvements may result in actual or potential conflicts of interest and that, except as otherwise provided in this Agreement, the existence of such actual or potential conflicts of interest shall not be a basis for any claims by JDC or the Partnership against S&J or any of its Affiliates. Without limiting the foregoing:

                  (a) JDC acknowledges that with respect to Booking Management Activities and Film Settlements, S&J may license motion pictures produced or distributed by Affiliates of S&J or by persons with whom such Affiliates have commercial relationships. JDC acknowledges that numerous subjective and non-quantifiable matters of judgment go into the decision of which films are to be licensed and the terms of such licensing agreement, and that S&J for a variety of reasons may find it in the best interest of the Partnership and of S&J, to license films of certain Distributors (including Affiliates of S&J) and not to license films of other Distributors. Without limiting or otherwise affecting S&J's obligation to conduct the Booking Management Activities in accordance with the Booking Management Standards, or JDC's or the Partnership's right to enforce the same, JDC acknowledges that S&J would not have entered into this Agreement if it (or any of its Affiliates) would be subject to claims of breach of duty or for other liabilities by JDC on the grounds that it licensed certain films, or dealt with certain Distributors, or that it licensed films (regardless of terms) of S&J's Affiliates and JDC agrees, in order to induce S&J to enter into this Agreement that it will not assert any such claim(s).

                  (b) JDC acknowledges that S&J and its Affiliates are engaged in the operation and/or ownership of motion picture theatres in various market areas, and that they intend to expand their interest in the operation and ownership of motion picture theatres. JDC further acknowledges that (i) market areas may be unique and involve factors relevant to Settlement Policies that are not of equal importance to other market areas, (ii) S&J would not have entered into this Agreement if its conduct with respect to Settlement Policies for the Partnership were evaluated against or compared to the Settlement Policies which it or its Affiliates apply in other market areas or markets, and (iii) S&J would not have entered into this Agreement if it were required to apply the same or similar Settlement Policies hereunder as it or its Affiliates follow in other market areas. Accordingly, JDC and S&J agree that as between themselves, (w) Settlement Policies followed in other market areas by S&J and its Affiliates shall be deemed not relevant or pertinent to any review of or contest involving S&J's Settlement Policies for any Theatre Property owned, managed or operated by the Partnership and (x) JDC and the Partnership waive any right to challenge S&J's Settlement Policies on the basis of Settlement Policies followed by S&J or its Affiliates in any other market areas. S&J and its Affiliates shall have no obligation to provide JDC or the Partnership, or to any of their accountants or representatives, access to information (including access to work papers, books and accounts, memoranda and other documentation) regarding procedures followed or results achieved by S&J or any of its Affiliates with respect to film settlements applicable to any motion picture theatres other than the Theatre Properties owned, operated or managed by S&J or any of its Affiliates, and JDC waives any and all rights to request or receive such information. Except as provided in Sections 13.9.(a), (b), (c) and (d), JDC confirms that S&J has made no representation or warranty to, or covenant with JDC as to Settlement Policies or Booking Management Standards or with respect to any theatres which are owned, managed or operated by the Affiliates of S&J.

                  13.11. Compensation. As compensation to S&J for the performance of its obligations under this Agreement, the Partnership shall pay to or reimburse S&J for the following:

                  (a) The Management Fee, payable as specified in Section 13.6.,

                  (b) All reasonable out-of-pocket expenses properly vouchered and subject to appropriate internal controls incurred by S&J and its Affiliates for travel and entertainment in connection with the performance of its obligations to the Partnership in acquiring or seeking new sites or prior to a Theatre Property opening to the public for business and provided for in the Approved Operating Budget,

                  (c) Amounts paid by S&J under contracts entered into for the benefit of the Partnership, and

                  (d) Goods, materials and services to be charged to the Partnership pursuant to this Agreement if paid by or on account of S&J.

                  13.12. Discontinuance of S&J Services. If and when the Management Committee, in its sole discretion, determines that the circuit of Theatres operated by the Partnership has grown large enough so that it is in the best interests of the Partnership that it furnish the services provided by S&J pursuant to Article 13, then on 60 days' prior notice to S&J executed by both Partners, S&J shall discontinue providing the services it performs pursuant to this Article 13, and the Partnership shall thereafter provide such services. Upon S&J ceasing to perform such services, the Partnership shall pay S&J for its services performed to that date, and thereafter the Partnership shall not pay S&J the amounts specified in Sections 13.6. or 13.11.(a).

                                   ARTICLE 14

                             JDC'S RESPONSIBILITIES

                  14.1.    (OMITTED)

                  14.2. JDC's Duties and Powers. Subject to the provisions of Sections 12.1., 12.2. and 12.3., JDC shall perform the following for the
Partnership:

                        (1) The JDC Partner shall be responsible for spearheading and participating in all public community relations, meeting with politicians and community leaders, providing the Partnership with guidance on unique sensitivities involved in successfully operating Theatre Properties in African-American and Hispanic communities, working with S&J to establish security plans appropriate for each Theatre Property and individual film engagement and taking an active role together with S&J in finding and financing locations for future Theatre Properties.

                        (2) JDC, through its principals, Johnson, Jr. and Lombard, shall render services as, where and when reasonably requested by the Partnership in connection with the publicity and promotion of Theatre Properties and the motion pictures to be exhibited at Theatre Properties, including, without limitation, attending the premieres of motion pictures, making appearances at press conferences and on television, making personal appearances, engaging in interviews, participating in photo sessions and promotional tours, and appearing and making presentations to governmental and quasi-governmental authorities, such as planning and zoning boards, to enable the Partnership to obtain site plan approval, certificates of occupancy and other governmental approvals for the construction, use and operation of Theatre Properties and such other promotional and publicity services as may be reasonably required by the Partnership. JDC agrees that Johnson, Jr. will not cause or permit the use of his name or likeness in connection with any business engaged in the theatrical exhibition of motion pictures other than the Partnership. Although such principals will use all reasonable efforts to make themselves available to perform such promotional and publicity services, their obligation to perform such services shall be subject to their availability. It is the intent of the Partners that the public appearance services provided for herein shall be performed primarily by Johnson, Jr.

                        (3) JDC shall submit to the Partnership quarterly community relations plans for each Theatre Property 20 days before the beginning of each quarter scheduling activities for the forthcoming quarter to promote and gain visibility for each Theatre Property within the community. Such plans shall fit within the Approved Operating Budget. JDC shall be responsible for managing and executing the plans, and S&J shall participate and cooperate as reasonably required.

                        (4) JDC shall prepare plans to provide security and safety for the patrons and staff of each Theatre Property, and shall work with S&J, which shall participate and cooperate as reasonably required, to ensure that the plans are properly executed.

                        (5) While the day-to-day Operating Management Activities as provided in Article 13 are the responsibility of S&J, JDC shall assist in such Activities as reasonably requested.

                        (6) JDC shall, at the expense of the Partnership, seek additional sites in the Territory to develop as Theatre Properties for the Partnership, taking into consideration demographics, visibility, competitive theatres, availability of films, access and other relevant matters.

                        (7) JDC shall seek and bring to the attention of the Management Committee locations where a governmental agency may be interested in constructing a motion picture theatre in the Territory, and leasing such theatre to the Partnership or contracting with the Partnership to manage such theatre, or in making funds for construction available to the Partnership upon favorable terms.

                        (8) JDC shall advise S&J in respect of films which will appeal predominantly to the African-American and Hispanic communities to the extent JDC has knowledge of such films.

                  14.3. Compensation. As JDC's sole compensation for the performance of its obligations under this Agreement, (i) the Partnership shall pay for the following services: (a) Lombard shall be employed by the Partnership, and devote substantially his full time to the Partnership as an employee-at-will at an annual salary rate of $125,000 payable in 26 bi-weekly installments; (b) the renting of office space for the Partnership in Los Angeles, California at a rate not to exceed $15,000 per year; (c) secretarial services exclusively for the Partnership in its Los Angeles, California office at a rate of $30,000 per year; and (ii) in addition, the Partnership shall reimburse JDC for its reasonable out-of-pocket expenses properly vouchered and subject to appropriate internal controls incurred in connection with the performance of its obligations to the Partnership and provided for in the Approved Operating Budget.

                  14.4. Cooperation of S&J. JDC shall have the primary responsibility for, and S&J shall cooperate with JDC in the performance of, the duties and powers specified in this Article 14 subject to the provisions of Sections 12.1., 12.2. and 12.3., but nothing herein contained shall in any way preclude S&J from exercising the powers and duties specified in this Article 14.

                  14.5. Indemnification. The Partnership shall and does hereby indemnify and hold harmless JDC, Johnson, Jr., Lombard, Warren Grant and their respective Affiliates, officers, directors and personnel from and against all Claims sustained or incurred by any of such indemnified parties in connection with the performance of their duties in accordance with the standards provided in this Agreement, except and only to the extent such Claims result from a violation of federal, state or local law, gross negligence or willful misconduct on the part of JDC, Johnson, Jr., Lombard, Warren Grant or any of their respective Affiliates.

                                   ARTICLE 15

                              ADDITIONAL AGREEMENTS

                  15.1. Non-Competition. (a) (1) Except for JDC's interest in this Partnership and except as otherwise herein provided, Johnson, Jr., Lombard, JDC or any of its Affiliates (the "JDC Group") shall not, directly or indirectly, individually or as part of a group, own, lease, operate, rent, build, acquire an economic interest in, or provide services to, any motion picture theatre, or enter into an agreement to do any of the foregoing, or acquire or maintain an economic interest in any entity which engages in any of the foregoing activities (each, a "JDC Restricted Investment"), unless the JDC Group (an "Investing Partner") shall, in accordance with the following procedures, first give the Partnership the opportunity to acquire such JDC Restricted Investment on the same terms and conditions. Except for S&J's interest in this Partnership and except as otherwise provided in Section 15.2., from and after the date hereof, S&J, LTMC or any of its Subsidiaries (an "Investing Partner") shall not, directly or indirectly, as a Partner or having a controlling interest, operate, rent, build or acquire an economic interest in any motion picture theatre in the Territory which is in a zone which competes substantially for film or patronage with a Theatre Property (an "S&J Restricted Investment") unless S&J (an "Investing Partner") shall in accordance with the following procedures first give the Partnership the opportunity to acquire such S&J Restricted Investment on the same terms and conditions. Notwithstanding the foregoing, the following shall not constitute an "S&J Restricted Investment" or a "JDC Restricted Investment": (A) the acquisition of "beneficial ownership" (as defined in the Exchange Act) by the JDC Group or by S&J, LTMC or any of its Subsidiaries of less than 5% of any class of equity securities (whether or not entitling the holder to vote generally in the election of directors) of any corporation having any class of securities registered pursuant to Section 12 of the Exchange Act or which is subject to the reporting requirements of Section 12(d) of the Exchange Act, or voting securities of any such corporation constituting up to 5% of the voting power of such corporation, which corporation owns, leases, operates, rents or provides services to, motion picture theatres, whether or not located in the Territory; (B) the acquisition by an Investing Partner of an Interest in any entity which operates, leases or manages at least 48 or more screens, not more than 25% of which are located within the Territory; or (C) the acquisition by an Investing Partner of an Interest in any entity which operates, leases or manages 48 or more screens, more than 25% of which are located in the Territory, if the Investing Partner within six months following such acquisition either causes such entity to dispose of such interest in such screens within the Territory which compete substantially for patronage or films with any Theatre Property or causes such entity to make an "Offer Notice" in accordance with this
Section 15.1.(a)(2) with respect to such theatres located in the Territory.

                        (2) An Investing Partner shall deliver written notice (an "Offer Notice") of a proposed Restricted Investment to the other Partner (the "Unaffiliated Partner") as promptly as practicable after the earlier to occur of (x) the delivery of a term sheet by or to the Investing Partner, (y) the execution of a letter of intent or agreement in principle, (z) the negotiation of a proposed form of definitive agreement, or the date of the actual investment (or within six months thereafter in the case of an Offer Notice delivered pursuant to clause (C) of Section 15.1.(a)(1)), setting forth the terms of the proposed Restricted Investment. The Offer Notice shall specify, in reasonable detail, the terms and conditions of the proposed Restricted Investment and include copies of any term sheet, letter of intent or proposed form of agreement relating to the proposed Restricted Investment. If an Offer Notice shall be given, the Partnership shall have the right, exercisable by the Unaffiliated Partner alone by giving notice (an "Acceptance Notice") to the Investing Partner within 45 days after the date on which such Unaffiliated Partner shall have first received the Offer Notice, to acquire the Restricted Investment upon the same terms and conditions set forth in the Offer Notice, the parties agreeing that in the event that a proposed Restricted Investment is to be made as part of a transaction involving the acquisition of an economic interest in assets in addition to any motion picture theatre located in the Territory, the Investing Partner shall cause the assets which comprise the Restricted Investment to be offered for separate transfer to the Partnership at a cash purchase price equal to a fair allocation of the aggregate consideration for all assets which are a part of such transaction. If the seller will not make such an offer, and the Restricted Investment is acquired by the Investing Partner, the Investing Partner shall deliver an Offer Notice to the Unaffiliated Partner relating to the assets which comprise the Restricted Investment as provided in this Agreement. If the Unaffiliated Partner shall deliver on behalf of the Partnership an Acceptance Notice, the Partners shall use reasonable efforts to negotiate promptly a definitive agreement providing for the acquisition by the Partnership of the Restricted Investment on terms identical to (or more favorable to the Partnership than) the terms specified in the Offer Notice, and, upon the successful completion of such negotiations, the Partnership shall sign such agreement. Each of the Partners shall cooperate with the other and use its best efforts to complete the negotiations and execute such agreement. If an Acceptance Notice is given, each Partner shall provide such portion of the funds necessary to enable the Partnership to make such acquisition, including all costs and expenses relating thereto, as is equal to such Partner's Percentage Interest.


                        (3) If no Acceptance Notice shall have been delivered within 45 days after the date on which the Offer Notice shall have been delivered, or if the Unaffiliated Partner shall not have, on behalf of the Partnership, within 90 days after the date on which the Acceptance Notice shall have been delivered, executed a definitive agreement providing for the acquisition by the Partnership of the Restricted Investment, the Investing Partner may, no later than 30 days after the end of the later of such 45-day or

90-day period, sign a definitive agreement providing for the consummation of such Restricted Investment on terms and conditions no more favorable to the Investing Partner than as set forth in the Offer Notice, and the acquisition of such Restricted Investment and the continued operation of the motion picture theatres included in such Restricted Investment or the expansion thereof shall not be deemed a violation of Sections 15.1., 15.2., 15.3. or 15.4. by the Investing Partner. If the Investing Partner shall not execute such definitive agreement within such period and thereafter proceed to acquire the Restricted Investment pursuant to such definitive agreement, the provisions of this Section
15.1. shall again apply to such Restricted Investment, and no acquisition of a Restricted Investment shall be made otherwise than in accordance with the terms of this Section 15.1.

                  15.2. Restrictions on the S&J Partner. The S&J Partner, LTMC and its Subsidiaries will not enter into another joint venture which has as its purpose the development, building and operating of movie theatres in the Territory, and further agree not to operate or manage any other motion picture theatre which competes substantially for the same film or patronage as a Theatre Property. The foregoing restriction and the restriction set forth in Section
15.1. shall not apply to any motion picture theatre presently operated by S&J or any of its Affiliates or to any transaction for which S&J or any of its Affiliates has made a binding commitment as of the date hereof.

                  15.3. Restrictions on JDC and the JDC Group. Each of JDC and the JDC Group and any of its Affiliates agrees not to operate or manage any motion picture theatre and not to enter into another joint venture which has as its purpose the development, building or operating of motion picture theatres.

                  15.4. Restrictions on the Partnership. The Partnership shall not operate or manage any motion picture theatre which substantially competes for patronage or film with any motion picture theatre operated by S&J or its Affiliates.

                  15.5. Cessation of Restrictions. The restrictions imposed pursuant to Section 15.1., 15.3. and 15.4. shall continue and be effective only so long as JDC, the JDC Group or any of its Affiliates is a Partner. The restrictions imposed pursuant to Section 15.1., 15.2. and 15.4 shall continue and be effective only so long as S&J or any of its Affiliates is a Partner.

                  15.6. Refusal to Operate. Each Partner shall be required to submit to the Management Committee any proposed motion picture theatre site in the Territory. If the Management Committee turns down any particular motion picture theatre site proposed by a Partner, such Partner shall have the right to proceed with such motion picture theatre site provided it does not violate any of the restrictions set forth in Sections 15.2. or 15.3., except that if either Partner decides to proceed with such motion picture theatre site, such motion picture theatre shall not be operated under the name "Magic Johnson Theatres" or "Earvin Johnson, Jr. Magic Theatres" or any name similar thereto unless the operation of such motion picture theatre is managed by the Partnership (whether directly or by S&J pursuant to Article 13). In such event, such motion picture theatre shall be managed by the Partnership under terms and conditions set forth for the operation of a Theatre Property.

         15.7. Lease Renewals. (a) With respect to every Lease, S&J shall keep JDC informed of the progress of all negotiations and the proposed terms of renewal of such Lease and JDC may attend and participate in such negotiations.

         (b) On or before the fifteenth day (the "Communication Date") prior to the earlier of (x) the expiration of any Lease which does not grant to the Partnership a renewal option or (y) the last day for the Partnership to give notice of its election to renew any Lease in accordance with its terms (either of such days being hereinafter referred to as the "Expiration Date"), S&J, after taking into account the status of negotiations with the landlord immediately prior to the Communication Date, shall inform the Management Committee of the proposed terms of renewal of such Lease which are acceptable to the lessor of the Theatre Property. If the Management Committee approves such proposed terms by the fifth day (the "Objection Date") after the Communication Date, S&J shall use its best efforts to complete its negotiations and renew the Lease on terms which are at least as favorable to the Partnership as described by S&J on the Communication Date.

         (c) In the event that on or prior to the Objection Date the Management Committee has not approved the proposed terms of renewal of any Lease, the Partner whose representatives objected to such terms (such Partner referred to as the "Objecting Partner"), at the request of the other Partner (the "Non-Objecting Partner"), the Partnership shall assign to the Non-Objecting Partner, for no consideration, all of the Partnership's right, title and interest in and to such Lease, including any renewal rights, and shall sell to the Non-Objecting Partner, at their fair market value as jointly determined by both Partners in good faith, the Partnership's interest in all tangible property, fixtures and improvements located in the Theatre Property which is subject to such Lease, together with the business, if any, as a going concern of such Theatre Property, concurrently with the later of the renewal of such Lease (the "Renewed Lease") or the expiration of date of the term of such lease prior to its renewal. If the Partners are unable to agree on the fair market value of such tangible property, fixtures and improvements, such fair market value shall be determined by an independent appraiser selected by both Partners or if they are unable to agree, the Accountant. The Renewed Lease shall be on terms not materially more favorable to the Non-Objecting Partner than the terms rejected by the Objecting Partner. The Non-Objecting Partner shall be liable for and shall pay all transfer, sales, use, stamp, withholding, gains, and other Taxes in connection with such transfer, and all costs of recording instruments effecting such transfer and related documents, including reasonable attorneys' fees of the Partnership. The theatre demised pursuant to the renewal of lease shall not operate under the trade name "Magic Johnson Theatres" or "Earvin Johnson, Jr. Magic Theatres" or any other trade name similar thereto.

         (d) If the renewal or transfer of any Lease to the Non-Objecting Partner requires the consent or approval of a landlord, mortgagee or other Person which has not been obtained, both Partners shall use all reasonable efforts to enter into a management contract or other arrangement that transfers to the Non-Objecting Partner the rights and obligations it would have obtained or incurred had it succeeded to such lease as tenant or sub-tenant, provided the Partnership shall be adequately indemnified by the Non-Objecting Partner, on terms and conditions satisfactory to the Objecting Partner, against all Claims in respect of or relating to such management contract or other arrangement.

         15.8. Tax year; Fiscal Year. If permission is granted by the Internal Revenue Service, the Partnership's Taxable year shall be the period in each year beginning on November 1 and ending on October 31, or such year as shall be selected from time to time jointly by the Partners consistent with applicable law, except that the initial Taxable year of the Partnership shall be the period beginning on the date hereof and ending on October 31, 1994. The Partnership shall promptly apply to the Internal Revenue Service for special permission to use such Taxable year provided that if such permission is not granted, the Partnership's Taxable year shall be the period in each year beginning on January 1 and ending on December 31, or such fiscal year as shall be selected from time to time jointly by the Partners consistent with applicable law.

         15.9. Accountant. The books and records of the Partnership shall be audited by a reputable firm of independent certified public accountants selected by S&J and approved by JDC (the "Accountant") which approval JDC agrees not to unreasonably withhold or delay. The initial Accountant shall be Price Waterhouse. The Partnership shall pay the fees and expenses of the Accountant.

         15.10. Transfer Taxes. In the event of any sale of a Partnership Interest to a Partner pursuant to Sections 17.3., 18.1., 18.2. or 18.3., the selling Partner shall be liable for and shall pay all transfer, sales, use, stamp, withholding and other Taxes.

                                   ARTICLE 16

                   OPERATING ACCOUNTS AND PAYMENTS OF EXPENSES

         16.1. Operating Accounts. S&J shall cause the Partnership to open and maintain such account or accounts (collectively, "Operating Accounts") as S&J shall deem necessary or appropriate in a banking institution or institutions in New York jointly designated from time to time by both the Partners in the Partnership's name. Representatives of each of the Partners shall be entitled to make deposits. Withdrawals from any Operating Account shall only be made by S&J, provided, however, that S&J shall obtain the approval of an authorized representative of JDC before making any withdrawal that is not covered by the Approved Budgets. The Partners understand that the film rental provided for in the Approved Operating Budget is an annual percentage rental and is not applicable to any particular film. Nothing contained herein shall be deemed to prohibit S&J from entering into a film licensing agreement at a percentage rental in excess of the annual amount provided for in the Approved Operating Budget. S&J shall cause the Partnership to deposit in the Operating Accounts as promptly as practicable all receipts and revenues received from the sale of admissions tickets, concession items or otherwise.

         16.2. Payment of Expenses. If at any time the funds in the Operating Accounts are insufficient to pay the expenses of the Partnership, such funds shall be disbursed in the following order of priority:

         (a) First, to the payment of payroll expenses (including FICA income Tax withholding and payments mandated by governmental authority in respect of any health plan) for employees of the Partnership;

         (b) Next, to the payment of debt service under any mortgages affecting any Theatre Property which it is the obligation of the Partnership to pay;

         (c) Next, to the payment of Impositions;

         (d) Next, to the payment of rent and other charges under any Lease;

         (e) Next, to the payment of utilities;

         (f) Next, to the payment of insurance premiums;

         (g) Next, to the payment of Film Settlements;

         (h) Next, to the payment of direct operating expenses or liabilities of the Partnership;

         (i) Next, to the repayment of interest and principal on Capital Expenditure Loans made by SPE;

         (j) Next, to the payment of indirect operating expenses or liabilities of the Partnership including compensation to S&J and JDC as specified in Sections 13.11. and 14.3., respectively.

         If after applying all funds in the Operating Accounts in the priority required by the previous sentence the funds in the Operating Accounts are insufficient to pay all the expenses referred to in any of clauses (a) through
(j) then, after paying in full all the expenses referred to in any clause having higher priority, S&J shall apply any remaining funds in the Operating Accounts to the payment of the expenses referred to in any such clause as determined by the Management Committee in good faith.

         16.3. Budgets.

         (a) Capital Budgets. S&J shall prepare a pro forma capital budget for the Partnership as promptly as practicable after the date hereof for the first Operating Year and thereafter at least 30 days prior to the beginning of each subsequent Operating Year. Each pro forma capital budget must be approved by the Management Committee and the budget so approved shall be deemed to be an "Approved Capital Budget" for the period covered by such budget. The Capital Budget shall establish a working capital reserve of not less than $10,000 per screen, but not more than $100,000 in respect of each Theatre Property.

         (b) Annual Operating Budgets. The Management Committee shall approve an annual operating budget for the Partnership as promptly as practicable after the date hereof or the first Operating

Year and thereafter at least 30 days prior to the beginning of each subsequent Operating Year. The Management Committee shall determine a range of projected gross box office receipts to be utilized in formulating the operating budget. Based on the determined range of projected gross box office receipts, S&J shall prepare a pro forma budget for all costs of film rental and of licensing film and all costs pertaining to the operation and maintenance of each Theatre Property. These budgets shall be combined in a pro forma operating budget. The individual line items in the pro forma operating budget may be expressed as a range of dollar amounts, a fixed percentage of box office sale and/or concession sales, or a range of such percentages.

         Unless the Management Committee determines otherwise, each such pro forma operating budget shall be substantially in the same form as the Approved Budget in effect for the prior Operating Year (exclusive of extraordinary items in the Approved Budget for the prior Operating Year) and shall set forth costs on an annual basis for each Theatre Property. Each pro forma operating budget shall be approved by the Management Committee. Any pro forma operating budget so approved shall be deemed to be an "Approved Operating Budget" for the period covered by such budget. Notwithstanding the foregoing, each Approved Operating Budget shall provide for the expenditure, at S&J's discretion, of up to 2% of total revenue of all Partnership Theatre Properties in the preceding year for maintenance, repairs, replacement and refurbishment of the Theatre Properties (the "Guaranteed Repair and Replacement Fund"). The Management Committee shall have the right to increase or decrease the Guaranteed Repair and Replacement Fund.

         (c) Dispute Resolution. In the event that any item set forth in a pro forma operating budget is not approved by the Management Committee (the "Disputed Item"), the Partners shall negotiate in good faith to reach joint approval on the Disputed Item. In the event the Partners are unable to negotiate an Approved Operating Budget, each Partner shall independently propose the amount to be budgeted for each Disputed Item which is a regularly occurring expense that was included in the prior year's Approved Operating Budget and which will not be materially affected by change in the number of theatre screens or locations since the preparation of the prior year's Approved Operating Budget. If each of the amounts of the Disputed Item proposed by S&J and JDC is greater than 95% of the amount of the Disputed Item for the immediately preceding Operating Year, the amount of the Disputed Item set forth in the Approved Operating Budget shall be the lower of the amount proposed by S&J and JDC. If each of the amounts of the Disputed Item proposed by S&J and JDC is lower than 95% of the amount of the Disputed Item for the immediately preceding Operating Year, the amount of the Disputed Item set forth in the Approved Operating Budget shall be the greater of the amounts proposed by S&J and JDC. If only one of the amounts of the Disputed Item proposed by S&J and JDC is less than or equal to 95% of the amount of the Disputed Item for the immediately preceding Operating Year, the amount of the Disputed Item set forth in the Approved Operating Budget shall be 95% of the amount of the Disputed Item for the immediately preceding year.

         In the event that a Disputed Item is materially affected by a change in the number of screens in Theatre Properties or locations since the preparation of the prior year's Approved Budget, the above dispute resolution formula shall apply, provided, however, that in applying the formula the amount of the

Disputed Item for the immediately preceding Operating Year shall be adjusted pro rata for the number of theatre screens to be operated by the Partnership during the next Operating Year.

         (d) Limitations of Approved Budgets. Except as otherwise specifically provided in this Agreement, S&J shall not incur or be required to incur on behalf of the Partnership any capital expenditures during any period except within the limitations established by and in accordance with the Approved Capital Budget for such period. Except as otherwise specifically provided in this Agreement, S&J shall not incur or be required to incur on behalf of the Partnership any costs or expenses in connection with the operation or maintenance of the Theatre Properties during any Operating Year except within the limitations established by and in accordance with the Approved Operating Budget for such Operating Year.

         (e) Adjustment of Approved Budgets. In the event that either Partner or the Management Committee reasonably believes that actual costs will exceed the budgeted amounts for any major expense category, the Partner responsible for the expense category shall promptly notify the other Partner in writing of the projected amount by which actual costs are reasonably expected to exceed the budget and the particular reasons therefor. Promptly after delivery and receipt of such notice, the Management Committee shall in good faith make any necessary adjustment to the Approved Budget. Any such adjustments approved by the Management Committee shall automatically be incorporated in and become a part of the Approved Budget for all purposes hereunder.

                                   ARTICLE 17

                        TRANSFER OF PARTNERSHIP INTERESTS

         17.1. Prohibited Transfers. Except as otherwise provided in this Agreement, a Partner may not, directly or indirectly, sell, assign, transfer, mortgage, pledge or collaterally assign, hypothecate, encumber or otherwise dispose of (collectively, "Transfer"), all or any part of its Partnership Interest, in whole or in part, without the prior written consent of the other Partner. For purposes of this Agreement, any voluntary or involuntary change in control of a Partner (an "Upper Tier Transfer") shall be deemed a transfer of a Partnership Interest, except that a change in control of S&J shall not be deemed the transfer of a Partnership Interest if the transferee simultaneously acquires a major portion of the motion picture theatres operated by LTM Holdings, Inc. or its Subsidiaries and Affiliates.

         17.2. Permitted Transfers. Notwithstanding the provisions of Section 17.1., but subject to the provisions of Section 17.6., a Partner may, without the consent of the other Partner, Transfer all (but not less than all) of its Partnership Interest to any of the following Persons: (i) if such Transfer is not an Upper Tier Transfer, to any of its Affiliates; or (ii) if such Transfer is an Upper Tier Transfer, (A) to any of the Affiliates of the transferring Person, or (B) if the transferring Person is an individual, to any lineal descendant of the transferring Person or any entity controlled by or trust established for the benefit of any such descendant, or to the heirs, executors or personal representatives of such transferring Person upon his death, provided, however, that an Upper Tier Transfer shall only be deemed to be a permitted transfer under this Section 17.2. if the transferee executes and delivers to the other Partner an instrument, in form reasonably satisfactory to such other Partner, whereby the transferee agrees to be bound by all the provisions of this Agreement applicable to the transferring Partner.

         17.3. Sale of Partnership Interest. A Partner shall not sell its Partnership Interest prior to April 1, 1999.

         (a) If at any time after April 1, 1999 S&J receives a bona fide offer from a non- Affiliated third party which it wishes to accept for the sale of its Partnership Interest, it shall notify JDC setting forth in such notice ("S&J Transfer Notice") the name of the purchaser (the "S&J Transferee") and the terms, covenants and conditions under which the S&J Transferee is ready and willing to purchase from S&J its Partnership Interest. Any such S&J Transferee shall have a good reputation, be experienced in the motion picture exhibition industry, financially sound, well qualified and capable of providing the type of services S&J provides pursuant to Article 13 (unless the Partnership has undertaken to furnish such services as provided in Section 13.12.) and operate no less than 300 screens in the United States. S&J shall furnish JDC proof thereof reasonably satisfactory to JDC simultaneously with the delivery of the S&J Transfer Notice. JDC shall, within 60 days after receipt of the S&J Sale Notice, notify S&J whether it elects to purchase the S&J Partnership Interest upon the same terms, covenants and conditions as the S&J Transferee. If JDC does not elect to purchase S&J's Partnership Interest on the terms, covenants and conditions set forth above, or if JDC fails or neglects to respond to the S&J Transfer Notice, S&J shall have the right to sell its Partnership Interest to the S&J Transferee within 60 days after the expiration of such 60-day period. If such sale is not consummated within such second 60-day period, this Section shall again apply to any sale of S&J's Partnership Interest.

         (b) If at any time after April 1, 1999 JDC receives a bona fide offer from a non- Affiliated third party which it wishes to accept for the sale of its Partnership Interest, it shall notify S&J setting forth in such notice ("JDC Transfer Notice") the name of the purchaser (the "JDC Transferee") and the terms, covenants and conditions under which the JDC Transferee is ready and willing to purchase from JDC its Partnership Interest. Any such JDC Transferee shall have a good reputation, be financially sound, well qualified and capable of providing the type of services JDC provides pursuant to Article 14; provided, however, that the JDC Transferee need not be a celebrity. JDC shall furnish S&J proof thereof reasonably satisfactory to S&J simultaneously with the delivery of the JDC Transfer Notice. S&J shall, within 60 days of receipt of the JDC Sale Notice, notify JDC whether it elects to purchase the JDC Partnership Interest upon the same terms, covenants and conditions as the JDC Transferee. If S&J does not elect to purchase the JDC Partnership Interest on the terms, covenants and conditions set forth above, or if S&J fails or neglects to respond to the JDC Transfer Notice, JDC shall have the right to sell its Partnership Interest to the JDC Transferee within 60 days after the expiration of such 60-day period. If such sale is not consummated within such second 60-day period, this Section shall again apply to any sale of the JDC Partnership Interest.

         17.4. Transfer Agreements. At the closing of any sale of a Partnership Interest pursuant to Sections 17.2. or 17.3., (i) the instrument of transfer required to be delivered by the transferring Partner shall contain a surviving representation concerning the absence of liens and encumbrances and shall contain a provision indemnifying and holding the other Partner harmless from any loss, cost or expense (including reasonable attorneys' fees) it may incur by reason of any breach of such representation; and (ii) the transferring Partner shall pay all transfer, stamp or gains Tax and any similar taxes due in connection with the conveyance of its Partnership Interest.

         17.5. Effective Date of Transfers. For financial and Tax reporting purposes, every sale, assignment or other Transfer (as distinguished from the original issuance) of any Partnership Interest or portion thereof shall be deemed to have occurred, and shall have no prior effect, as of the close of business on the day on which such event shall have in fact occurred.

         17.6. Conditions Applicable to All Transfers. (a) Compliance with Laws, etc. (a) Notwithstanding anything to the contrary contained in this Agreement, the Transfer of any Partnership Interest made pursuant to Sections 17.2. or
17.3. shall be made in full compliance with (i) all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having jurisdiction over the Partnership and the Theatre Properties, and (ii) the Key Documents affecting the Theatre Properties, so that the operation of the Theatre Properties can continue without interruption and without violation of any applicable law or any of such instruments. In the event that any filing, application, approval or consent is required in connection with any such sale, assignment or transfer, the transferring Partner shall promptly make such filing or application or obtain such approval or consent, at its sole expense, and shall reimburse the other Partner for any costs or expenses (including attorneys' fees) incurred by such Partner in connection with any filing, application, approval or consent. If, pursuant to any such requirement, a closing is required to be postponed, such closing shall be postponed until such requirement can be fulfilled and the Partners shall use all reasonable efforts to cause such requirement to be fulfilled as promptly as possible or practicable.

         (b) Instruments of Transfer. Notwithstanding anything to the contrary contained in this Agreement, no Transfer of any Partnership Interest (excluding, for purposes of this Section 17.6.(b) an Upper Tier Transfer) shall be binding upon the other Partner or the Partnership unless and until (i) true copies of the instruments of Transfer executed and delivered pursuant to or in connection with such Transfer shall have been delivered to such other Partner and the Partnership, (ii) the Transferee shall have delivered to such other Partner and the Partnership an executed and acknowledged assumption agreement, which shall be in form and substance satisfactory to the other Partner, pursuant to which the Transferee assumes from and after the date of the Transfer all of the obligations of the transferring Partner hereunder, whether theretofore accrued or thereafter accruing, and agrees to be bound by all the provisions of this Agreement applicable to the transferring Partner, (iii) the Transferee shall have executed, acknowledged and delivered any instruments required under the Partnership Act to effect such transfer and its admission to the Partnership, and (iv) the Transferee shall have designated an address for delivery of notices. If a transfer of the Partnership Interest is made to a corporation, as permitted by Section 17.2., then such Transferee and all its shareholders shall, in addition to any other documentation, deliver to the Partnership an agreement not to further transfer its Partnership Interest except as permitted by this Agreement, such agreement to be in form and substance satisfactory to the other Partner. In connection with any transfer permitted under Section 17.1. or
Article 18, each Partner hereby consents to the withdrawal of the transferring Partner as a Partner, and the admission of the Transferee as a Partner with the rights of the transferring Partner.

         17.7. Acceleration of Capital Expenditure Loans. If S&J transfers its Partnership Interest as provided in Section 17.3. or 18.1. or in the event of a termination of the Partnership, then anything in the Loan Agreement, Promissory Note which evidences the Capital Expenditure Loan or in the Agreement which is security therefor to the contrary notwithstanding, all Capital Expenditure Loans, together with interest thereon, shall immediately become due and payable.


                                   ARTICLE 18

                      VOLUNTARY TERMINATION OF PARTNERSHIP

         18.1. Appointment of Appraiser(s). After five years from the date hereof, subject to extensions of time granted by the Management Committee, any Partner shall have the right to terminate the Partnership by giving written notice to the other Partner of its intent so to do ("Termination Notice"). In such event within 30 days after receipt of the Termination Notice, the Partners shall endeavor to agree on an Appraiser (the "Appraiser") whose duties shall be to determine the fair market value of the Partnership Assets, and if they cannot agree, then within 10 days thereafter, each of the Partners shall appoint an Appraiser and the two Appraisers so appointed shall, within 10 days thereafter, select a third Appraiser. If any Partner fails, refuses or neglects to appoint an Appraiser, as above provided, then such Partner shall be deemed to have waived its right so to appoint an Appraiser. If the two Appraisers so appointed cannot agree on a third Appraiser within 20 days after both have been appointed, then either Partner shall have the right to petition any Judge of the Superior Court of the State of California to appoint a third Appraiser.

         18.2. Qualifications of Appraiser(s). (a) The Appraiser(s) appointed pursuant to Section 18.1. shall be experienced in the motion picture industry and in evaluating fair market value of motion picture theatre complexes. If either Partner petitions a Judge of the Superior Court of the State of California to appoint a third Appraiser, such petition shall request the Judge to appoint an Appraiser of similar experience.

         (b) The Appraiser(s) shall schedule a conference to resolve procedural matters, arrange for exchange of information, obtain stipulations and narrow the issues. The scope of the duration of any necessary discovery shall be within the sole discretion of the Appraiser(s). The Appraiser(s) shall have the discretion to order production of documents, exchange of summaries of testimony of proposed witnesses, an examination for deposition of parties and third party witnesses. The discovery shall be exercised so as to limit the scope of discovery to the amount of discovery which the Appraiser(s) determine to be reasonable under the circumstances.

         (c) The proceedings shall be conducted in Los Angeles, California. Any Partner may be represented by counsel or other authorized representative. The Partners may offer such evidence as is relevant and material to the appraisal process. The Appraiser(s) shall be the judge of relevance and materiality.

         (d) The Appraiser(s) shall determine the Fair Market Value of the Partnership assets. "Fair Market Value" shall mean the highest price in terms of cash which the assets of the Partnership will bring in a competitive and open market under all conditions requisite to a fair sale with buyer and seller acting prudently and assuming that (i) buyer and seller are typically motivated;
(ii) both parties are well informed or well advised and acting in what they consider their best interest; (iii) reasonable time is allowed for exposure on the open market; (iv) payment is made in cash or its equivalent; and (v) current and long term liabilities are taken into account. The Appraiser(s) shall take into account, among other things, (i) the value to the Partnership of the exclusive right pursuant to the License Agreement to use the trade name "Magic Johnson Theatres" or "Earvin Johnson, Jr. Magic Theatres" or similar name as reflected in the Cash Flow of each Theatre Property, but only provided any of said names has been legally filed by Licensor as a Service Mark in the Principal Register of the United States Patent and Trade Mark Office, and (ii) the value to the Partnership of an exclusive right to use such trade name, on terms identical to those set forth in the License Agreement, for motion picture theatre properties not owned or managed by the Partnership at such time (the "New Theatre Value"). The New Theatre Value shall be separately set forth in the Appraiser(s)' determination of fair market value.

         (e) If three Appraiser(s) are appointed, each Appraiser shall issue an award fixing the fair market value of the Partnership assets as soon as reasonably possible following the conclusion of the hearing, but in no event later than 30 days thereafter. In fixing the fair market value of the Partnership, the highest and lowest fair market value appraisal shall be disregarded and the middle fair market value appraisal shall be determinative as the fair market value of the Partnership assets.

         (f) The Appraiser(s)' award shall be determined in accordance with this
Section 18.2., shall be conclusive and binding on the Partners and a judgment may be entered thereon by any court having jurisdiction.

         (g) Each of the Partners shall bear its own costs in respect of the appraisal proceedings except that the fees of the Appraiser(s) shall be shared equally between the Partners.

         (h) After the Fair Market Value of the Partnership assets and the New Theatre Value have been determined, the non-terminating Partner shall have the right within 20 days after receipt of the Appraiser(s)' determination to purchase the Partnership Interest of the terminating Partner at a price equal to the Fair Market Value determined by the Appraiser(s) multiplied by the Percentage Interest of the terminating Partner. If the non-terminating Partner fails, refuses or neglects, within such 20-day period, to exercise its right to purchase such Partnership Interest as above provided, the terminating Partner shall be obligated to purchase the Partnership Interest of the non-terminating Partner at a price equal to the Fair Market Value determined by the Appraiser(s) multiplied by the Percentage Interest at the time of the non-terminating Partner. The price to be paid for any such purchase shall also include the New Theatre Value if the purchasing Partner is S&J and it intends to use the trade name "Magic Johnson Theatres" or "Earvin Johnson, Jr. Magic Theatres" or similar name, on terms identical to those set forth in the License Agreement, for motion picture theatre properties not owned or managed by the Partnership at such time and said name has been legally registered as provided in Section 18.2.(d).

         (i) The closing of the sale of the Partnership Interest under this
Section 18.2. shall take place at the Partnership's office within 60 days after the Appraiser(s) have determined the Fair Market Value of the Partnership assets, the New Theatre Value, if applicable.

         18.3. Conditions Applicable to All Transfers. The provisions of Section
17.6. shall be applicable to any transfer made pursuant to this Article 18.

                                   ARTICLE 19

                                    INDEMNITY

         19.1. JDC Indemnity. In addition to all other indemnifications provided for in this Agreement, JDC hereby covenants and agrees to and does hereby indemnify and hold harmless S&J and its Affiliates and their respective officers, directors and personnel (collectively "S&J Indemnified Party") and the Partnership from and against all Claims sustained or incurred by the S&J Indemnified Party or the Partnership resulting from any breach of representation or warranty on the part of JDC under this Agreement.

         19.2. S&J Indemnity. In addition to all other indemnifications provided for in this Agreement, S&J hereby covenants and agrees to and does hereby indemnify and hold harmless JDC and its Affiliates, and their respective officers, directors and personnel (collectively, "JDC Indemnified Party") and the Partnership from and against all Claims sustained or incurred by the JDC Indemnified Party or the Partnership resulting from any breach of representation or warranty on the part of S&J under this Agreement.

         19.3. Partnership Indemnification. The Partnership hereby covenants and agrees to and does hereby indemnify and hold harmless the Partners, their respective Affiliates and their respective officers, directors and personnel, from and against all Claims arising out of the operation of the Partnership except and only to the extent that such Claims result from violation of federal, state or local law, fraud, gross negligence, willful misconduct or breach of the Partnership Agreement by such indemnified Person.

         19.4. Procedure for Indemnification. Any party making a claim for indemnification hereunder (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing, describing the claim, the amount thereof, and the basis therefor, promptly after the Indemnitee learns of the existence of the claim, provided that the failure so to notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent such failure shall actually have harmed the Indemnitor. The Indemnitor shall respond to each such claim within thirty (30) days of receipt of such notice, provided that the failure to so respond within such time period shall not constitute an admission of liability for the claim or claims to which the notice related. Unless necessary to minimize or mitigate continuing losses, no action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnitee until the later of (x) the expiration of the 30-day response period or (y) 30 days following the receipt of a response within such 30-day period by the Indemnitee requesting an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured). No response from the Indemnitor shall preclude the Indemnitee from taking such action under this Agreement or otherwise to obtain the indemnification to which the Indemnitee shall be entitled, except to the extent that a right to cure is requested and the cure has been performed within the 30-day cure period by or on behalf of the Indemnitor; in case any legal or governmental proceeding is brought against any Indemnitee, the Indemnitor shall be entitled to participate in (and at the option of the Indemnitor shall assume) the defense thereof, by written notice to the Indemnitee within 30 days after receipt of notice of the claim for indemnification, with counsel reasonably satisfactory to the Indemnitee, and at the Indemnitor's own expense; if the Indemnitor shall assume the defense of any such claim as provided above, it shall not settle the same except on terms reasonably acceptable to the Indemnitee. An Indemnitee shall not settle any indemnified claim for which, and to the extent, it will seek indemnification from Indemnitor hereunder, without the consent of the Indemnitor, which shall not be unreasonably withheld; indemnified expenses include the reasonable legal fees and expenses of the Indemnitee except to the extent that such fees and expenses are incurred after the date and during the time that the Indemnitor has assumed the defense of any such claim in accordance with the provisions of this Section. However, notwithstanding the assumption by an Indemnitor of the defense of any claim at the request of an Indemnitee as provided in this Section, the Indemnitee shall be permitted to join in such defense and to employee counsel at its own expense, except that the Indemnitor shall bear the reasonable fees and disbursements of separate counsel of the Indemnitee if (a) in the reasonable judgment of the Indemnitee, the engagement of the Indemnitor's counsel would represent a conflict of interest or (b) the Indemnitor shall fail vigorously to prosecute or defend, as the case may be, such claim.

                                   ARTICLE 20

                                     NOTICES

         Any notice or other communication that is required or permitted to be given under the terms of this Agreement (each a "Notice") shall be in writing and shall be deemed to have been duly given (a) upon being deposited in the mail, postage prepaid for registered or certified mail, return receipt requested, or (b) when personally delivered, or (c) when sent by overnight courier, or (d) when given by facsimile, telecopier or telex with a copy either personally delivered the next day or sent by overnight courier the same day, in each case, to the parties hereto at the following addresses or at such other address and/or such additional parties in the United States of America as any party hereto shall hereafter specify by notice given and received in the manner provided in this Article 20.

If to S&J:

                                                S&J Theatres, Inc.
                                        c/o Loews Theatre Management Corp.
                                                 711 Fifth Avenue
                                             New York, New York 10022
                                            Attention: General Counsel
                                           Facsimile No. (212) 702-6222

With a copy to:

                                         Sony Pictures Entertainment Inc.
                                             10202 W. Washington Blvd.
                                           Culver City, California 90232
                                            Attention: General Counsel
                                           Facsimile No. (310) 280-1797

If to JDC or
  Earvin Johnson, Jr.:

                                        Earvin Johnson, Jr. Magic Theatres
                                          Johnson Development Corporation
                                              9100 Wilshire Boulevard
                                                  Suite 1000 West
                                          Beverly Hills, California 90212
                                              Attention: Warren Grant
                                           Facsimile No. (310) 843-9204

With copies to:

                                                Kenneth T. Lombard
                                               4596 Don Valdes Drive
                                           Los Angeles, California 90008
                                           Facsimile No. (213) 291-3239

and:

                                          Katten Muchin Zavis & Weitzman
                                             1999 Avenue of the Stars
                                                    Suite 1400
                                        Los Angeles, California 90067-6042
                                   Attention: Karen Randall and Debra H. Snider
                                           Facsimile No. (310) 785-4471

         A Notice shall be deemed to have been duly received (and the time period in which a response thereto is required shall commence) (w) if mailed, on the date set forth on the return receipt, or (x) if personally delivered, on the date of such delivery, or (y) if sent by overnight courier, on the date of such delivery, or (z) if given by telecopier or telex, on the date of receipt.


                                   ARTICLE 21

                                  MISCELLANEOUS

         21.1. Amendment or Termination. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         21.2. No Third Party Beneficiaries. The terms, covenants and conditions herein contained are for the benefit of the parties hereto and no others. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including, without limitation, creditors of the Partnership or of the Partners.

         21.3. No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any Partner, by an instrument in writing may, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of the other Partner, but no waiver shall be effective unless in writing and signed by the Partner making such waiver. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach.

         21.4. Rights and Remedies. The rights and remedies of any of the parties hereunder shall not be mutually exclusive, and the exercise of one or more of the provisions of this Agreement shall not preclude the exercise of any other provisions of this Agreement. Each of the parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other suitable remedy, but nothing herein contained is intended to or shall limit or affect any rights of law or by statute or otherwise of any party aggrieved as against the other party for a breach or threatened breach of any provision hereof, it being the intention by this paragraph to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

         21.5. Integration. This Agreement, the License Agreement and the other Exhibits attached hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith. No covenant, representation or condition not expressed in this Agreement, the License Agreement or the Exhibits shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement, the License Agreement or the Exhibits.

         21.6. Partial Invalidity. If any term or provision of this Agreement or any part of such term or provision or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision or remainder thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         21.7. Governing Law. Except as otherwise specifically provided in this Agreement, the Partnership shall be a general partnership subject to the provisions of the California Partnership Act. S&J shall at the Partnership's expense cause to be filed for record in the office of the appropriate authorities of the State of California and the place of business of the Partnership, such partnership certificates, amended partnership certificates, fictitious name certificates and all other instruments of whatever nature that are called for or required by the applicable statutes, rules or regulations of the State of California. All matters in connection with the power, authority and rights of the Partners and all matters pertaining to the operation, construction or interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of law principles.

         21.8. Counterparts. This Agreement and any amendments hereto may be executed in multiple counterparts, all of which, taken together, shall be deemed to constitute but one Agreement.

         21.9. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and shall, in the case of assignments permitted by the provisions hereof, inure to the benefit of the parties, their heirs, legal representatives, successors and permitted assigns.

         21.10. Disposition of Documents. All documents and records of the Partnership, including, without limitation, all financial records, vouchers, cancelled checks, and bank statements shall be retained by the Partners upon termination of the Partnership. The Partner holding such documents and records shall retain them for a period of at least seven years after the termination of the Partnership and shall make copies thereof available to the other Partner during such period, subject to the provisions of Section 13.5.

         21.11. Table of Contents, Article and Section Headings. The Table of Contents attached hereto and Article and Section headings herein are for convenience only, and are not to be used in determining the meaning of this Agreement or any part thereof.

         21.12. Guaranties. Johnson, Jr. shall guarantee the obligations of JDC under Section 6.1. and SPE shall guarantee the obligations of S&J Theatres, Inc. under Section 6.1., such Guaranties in the form of Exhibits D and E, respectively, which are attached hereto and have been executed and delivered simultaneously herewith. Anything in this Agreement to the contrary notwithstanding, the determination of whether to prosecute a claim under any of the Guaranties shall be made only by JDC if the claim is against SPE or only by S&J if the claim is against Johnson, Jr.


                                   ARTICLE 22

                               DISPUTE RESOLUTION

         22.1. Binding Arbitration. Except as otherwise provided in Article 18, S&J and JDC agree that all disputes, claims and other matters in controversy arising out of or relating to this Agreement, or the performance or breach thereof, shall be submitted to binding arbitration in accordance with the provisions and procedures of this Article 22.

         22.2. Arbitrator/Place of Arbitration. The arbitration provided for in this Article 22 shall take place in Los Angeles County, California, in accordance with the provisions of Title 9, Sections 1280 et seq of the California Code of Civil Procedure, except as provided to the contrary hereunder. The arbitration shall be held before and decided by a single neutral arbitrator. The single neutral arbitrator shall be selected from a list of retired judges of the Superior Court of the State of California for the County of Los Angeles by a process mutually agreed upon by S&J and JDC. If no agreement can be reached as to the process for selecting the arbitrator or if the agreed method fails, the arbitrator shall be appointed in accordance with the provisions of California Code of Civil Procedure Section 1281.6.

         22.3. Arbitration Procedures.

         (a) Time and Place for Hearing. S&J and JDC shall mutually agree upon the date and location of the arbitration, subject to the availability of the arbitrator. If no agreement can be reached as to the date and location of the arbitration, the arbitrator shall appoint a time and place in accordance with the provisions of California Code of Civil Procedure Section 1282.2(a)(1), except that the arbitrator shall give not less than 30 days' notice of the hearing unless the parties mutually agree to shorten the time for notice.

         (b) Discovery. S&J and JDC shall be entitled to undertake discovery in the arbitration in accordance with the provisions of subsections (a) through (d) of California Code of Civil Procedure Section 1283.05. In conjunction with these procedures, the parties shall be entitled to request and obtain production of documents in discovery in the arbitration in accordance with the same rights, remedies and procedures, and shall be subject to all of the same duties, liabilities and obligations as if the subject matter of the arbitration were pending in a civil action before a Superior Court of the State of California. The partes hereby agree that any discovery taken hereunder shall be permitted without first securing leave of the arbitrator and shall be kept to a reasonable minimum.

         (c) Award Final. The decision of the arbitrator may be confirmed pursuant to the provisions of California Code of Civil Procedure Section 1285, and shall not be appealable for any reason, it being understood that a petition to vacate an award for any of the reasons set forth in California Code of Civil Procedure Section 1286.2 shall not be permitted.

         (d) Confidentiality. The details and/or existence of any disputes, claims and other matters in controversy to be arbitrated hereunder, as well as the arbitration proceedings themselves and any discovery taken in connection with the arbitration, shall be kept strictly confidential, except as may be otherwise required by law or legal process, and shall not be disclosed or discussed with any third party, provided, however, that Affiliates of a Partner shall not be deemed third parties for purposes of this provision.

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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                             JOHNSON DEVELOPMENT CORPORATION



                                             By:       /s/ Earvin Johnson, Jr.
                                                      --------------------------
                                                      Name: Earvin Johnson, Jr.
                                                      Title:

                                             S&J THEATRES, INC.



                                             By:       /s Barrie Lawson Loeks
                                                      --------------------------
                                                      Name:  Barrie Lawson Loeks
                                                      Title:  Chairman


SPE has hereto affixed its signature to
evidence its agreement to be bound by the provisions of Section 7.1. of the Agreement subject to the terms, covenants and conditions contained in Sections 7.1. and 17.7.

SONY PICTURES ENTERTAINMENT INC.



 /s/ Lawrence J. Ruisi
--------------------------
By:  Lawrence J. Ruisi
Title:  Executive Vice President

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